Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

------------------------------------------------------------------ In re: EXIDE TECHNOLOGIES, Debtor.[1] ------------------------------------------------------------------	x : : : : : : : x	Chapter 11 Case No. 13-11482 (KJC)

PLAN OF REORGANIZATION OF EXIDE TECHNOLOGIES

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Anthony W. Clark

Kristhy M. Peguero

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899-0636

Telephone: (302) 651-3000

Kenneth S. Ziman

J. Eric Ivester

Four Times Square

New York, New York 10036-6522

Telephone: (212) 735-3000

James J. Mazza, Jr.

155 N. Wacker Dr.

Chicago, Illinois 60606-1720

Telephone: (312) 407-0700

Attorneys for Debtor and Debtor-in-Possession

Dated:         November 17, 2014

[1]	The last four digits of Debtor’s taxpayer identification number are 2730. The Debtor’s corporate headquarters are located at 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004.

i

5.3 Elimination of Classes	27
5.4 Deemed Acceptance if No Votes Cast	28
5.5 Cramdown	28

Article VI MEANS FOR IMPLEMENTATION OF THE PLAN	28

6.1 General Settlement of Claims and Interests	28
6.2 Plan Funding.	28
(a) Exit ABL Revolver Facility	28
(b) New First Lien High Yield Notes	28
(c) New Second Lien Convertible Notes	29
(d) Other Plan Funding	29
6.3 Authorization and Issuance of New Exide Common Stock	29
6.4 Section 1145 Exemption	29
6.5 Subordination	30
6.6 Cancellation of Old Exide Securities and Agreements	30
6.7 Issuance of New Securities; Execution of Plan Documents	30
6.8 Continued Corporate Existence	30
6.9 Restructuring Transactions	31
6.10 Rights Offering	31
6.11 Reserved	31
6.12 Certificate of Incorporation and Bylaws	31
6.13 Directors and Officers of the Reorganized Debtor	32
6.14 Corporate Action	32
6.15 Effectuating Documents; Further Transactions	32
6.16 Employment, Retirement, Indemnification and Other Agreements and Employee Compensation Programs	32
(a) Employment Agreements	32
(b) Employee Compensation Plans	33
(c) Other Incentive Plans and Employee Benefits	33
(d) Assumption of Collective Bargaining Agreements	33
6.17 Preservation Of Causes Of Action	33
6.18 Reservation of Rights	34
6.19 Exemption from Certain Transfer Taxes and Recording Fees	34

Article VII GENERAL UNSECURED CLAIMS — TBD	34

Article VIII UNEXPIRED LEASES AND EXECUTORY CONTRACTS	35

8.1 Rejection of Executory Contracts and Unexpired Leases	35
(a) Automatic Rejection	35
(b) Preexisting Obligations to the Debtor Under Executory Contracts and Unexpired Leases	35
(c) Claims Procedures Related to Rejection of Executory Contracts or Unexpired Leases	35
(d) Reservation of Rights	36
8.2 Assumption of Executory Contracts and Unexpired Leases	36

(a) Modifications, Amendments, Supplements, Restatements, or Other Agreements	36
(b) Proofs of Claim Based on Executory Contracts or Unexpired Leases that Have Been Assumed	36
8.3 Indemnification Obligations	36
8.4 Insurance Policies	37
8.5 Cure Procedures and Payments Related to Assumption of Executory Contracts and Unexpired Leases	37
(a) Cure Notices	38
(b) Cure Objections	38
(c) Hearing with Respect to Objections	38
(d) Reservation of Rights	38
8.6 Contracts, Intercompany Contracts, and Leases Entered into After the Petition Date	39
8.7 General Reservation of Rights	39

Article IX PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS	39

9.1 Determination Of Claims and Interests	39
9.2 Claims Administration Responsibility	40
9.3 Objections to Claims	40
9.4 Disallowance of Claims	40
9.5 Estimation of Claims	41
9.6 No Interest on Disputed Claims	41
9.7 Amendments to Claims	41

Article X PROVISIONS GOVERNING DISTRIBUTIONS	41

10.1 Time of Distributions	41
10.2 Distribution Agent	42
10.3 Currency	42
10.4 Distributions on Account of Claims Allowed as of the Effective Date	42
(a) Delivery of Distributions in General	42
(b) Delivery of Distributions to Servicers	42
(c) Fees and Expenses of Servicers	42
10.5 Distributions on Account of Claims Allowed After the Effective Date	43
(a) No Distributions Pending Allowance	43
(b) Distributions After Allowance	43
(c) Special Rules for Distributions to Holders of Disputed Claims	43
10.6 Delivery Of Distributions	44
(a) Record Date for Distributions	44
(b) Allowed Claims	44
(c) Undeliverable Distributions	44
(d) Reversion	44

(e) De Minimis Distributions	45
(f) Fractional Distributions	45
10.7 Accrual of Dividends and Other Rights	45
10.8 Surrender of Securities or Instruments	45
10.9 Compliance Matters	46
10.10 Claims Paid or Payable by Third Parties	46
(a) Claims Paid by Third Parties	46
(b) Claims Payable by Insurance Carriers	46
(c) Applicability of Insurance Policies	47
10.11 Setoffs	47
10.12 Allocation of Plan Distributions Between Principal and Interest	47

Article XI EFFECT OF THE PLAN ON CLAIMS AND INTERESTS	47

11.1 Vesting of Assets	47
11.2 Discharge of the Debtor	48
11.3 Compromises and Settlements	48
11.4 Release by Debtor	49
11.5 Release by Holders of Claims and Interests	49
11.6 Exculpation and Limitation of Liability	50
11.7 Exclusions and Limitations on Exculpation, Indemnification, and Releases	50
11.8 Injunction	50
11.9 Subordination Rights	50
11.10 Protection Against Discriminatory Treatment	51
11.11 Recoupment	51
11.12 Release of Liens	51
11.13 Reimbursement or Contribution	51

Article XII CONDITIONS PRECEDENT	52

12.1 Conditions to the Effective Date of the Plan	52
12.2 Failure of Conditions Precedent Upon a Sale	53
12.3 Waiver of Conditions Precedent	53
12.4 Notice of Effective Date	53
12.5 Effect of Non-Occurrence of Conditions to Consummation	53

Article XIII RETENTION OF JURISDICTION	54

Article XIV MISCELLANEOUS PROVISIONS	56

14.1 Binding Effect	56
14.2 Payment of Statutory Fees	56
14.3 Payment of Certain Additional Professional Fees	56
14.4 Modification and Amendments	56
14.5 Confirmation of the Plan	56
14.6 Additional Documents	56
14.7 Withholding and Reporting Requirements	57
14.8 Dissolution of Creditors’ Committee	57

14.9 Revocation, Withdrawal, or Non-Consummation	57
(a) Right to Revoke or Withdraw	57
(b) Effect of Withdrawal, Revocation, or Non-Consummation	57
14.10 Notices	57
14.11 Term of Injunctions or Stays	60
14.12 Governing Law	60
14.13 Entire Agreement	60
14.14 Severability	60
14.15 No Waiver or Estoppel	61
14.16 Conflicts	61

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EXHIBITS

Exhibit 2.1	Administrative Claim Request Form

Exhibit 6.2(b)	Summary of Terms of New First Lien High Yield Notes

Exhibit 6.2(c)	Summary of Terms of New Second Lien Convertible Notes

Exhibit 6.9	Reorganized Debtor Corporate Structure

Exhibit 6.12	Certificate of Incorporation and Bylaws

Exhibit 6.16	Management Incentive Plan

Exhibit 6.17	Retained Causes Of Action

Exhibit 8.1	Assumed Executory Contracts and Unexpired Leases

INTRODUCTION

Exide, the debtor and debtor-in-possession in the above-captioned Chapter 11 Case, hereby proposes this plan of reorganization for the resolution of the outstanding Claims and Interests. Capitalized terms used herein shall have the meanings ascribed to them in Article I.B of this Plan. The Debtor is the proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code. The distributions to be made to Holders of Claims are set forth herein. The Debtor’s subsidiaries are not subject to the Chapter 11 Case.

Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject this Plan cannot be solicited from a Holder of a Claim or Interest until a disclosure statement has been approved by the Bankruptcy Court and distributed to Holders of Claims and Interests. The Disclosure Statement relating to this Plan was approved by the Bankruptcy Court on [—], 2014 and has been distributed simultaneously with this Plan to all parties whose votes are being solicited. The Disclosure Statement contains, among other things, a discussion of the Debtor’s history, business, properties and operations, risk factors associated with the business and Plan, a summary and analysis of this Plan, and certain related matters.

ALL HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Subject to the restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article XIV of this Plan, the Debtor expressly reserves its rights to alter, amend, modify, revoke, or withdraw this Plan, one or more times, prior to this Plan’s substantial consummation.

DEFINITIONS, RULES OF

INTERPRETATION, AND COMPUTATION OF TIME

Scope of Definitions

For purposes of this Plan, except as expressly provided otherwise or unless the context requires otherwise, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I.B of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

Definitions

“2002 Bankruptcy Case” means those certain chapter 11 cases, jointly administered, and styled In re Exide Technologies, et al., Case No. 02-1125 (KJC), filed on April 15, 2002 in the United States Bankruptcy Court for the District of Delaware.

“Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estate and operating the business of the Debtor, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, section 503(b)(9) Claims, Professional Claims, and all fees and charges assessed against the Estate under chapter 123 of title 28 of the United States Code, and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

“Administrative Claims Bar Date” means the deadline for filing proofs of or requests for payment of Administrative Claims, which shall be 30 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, and except with respect to DIP Facility Claims and Professional Claims, which shall be subject to the provisions of Articles 2.2 and 2.3 hereof, as applicable.

“Affiliates” has the meaning ascribed to such term by section 101(2) of the Bankruptcy Code.

“Allowed” means, for distribution purposes, a Claim or Interest, or any portion thereof, or a particular Class of Claims or Interests (a) that has been allowed by a Final Order of the Bankruptcy Court (or such other court as the Reorganized Debtor and the Holder of such Claim or Interest agree may adjudicate such Claim or Interest and objections thereto), (b) which is not the subject of a proof of Claim timely filed with the Bankruptcy Court and is Scheduled as liquidated and noncontingent, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed, but only to the extent such Claim is Scheduled as liquidated and noncontingent, (c) for which a proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by this Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order of the Bankruptcy Court, or (d) that is expressly allowed in a liquidated amount pursuant to this Plan. Pursuant to 11 U.S.C. § 503(b)(1)(D), Governmental Units need not file a Claim to request payment of an administrative expense under 11 U.S.C. § 503(b)(1)(B) or (C) as a condition of its being an allowed administrative expense.

“Annual Incentive Plan” means any annual incentive plan maintained by the Debtor in the ordinary course of business to provide incentive compensation to officers and employees based on the achievement of certain metrics, including that program subject of the Annual Incentive Plan Order, and any other annual incentive plan still in effect as of the Effective Date.

“Annual Incentive Plan Order” means, collectively, (a) the Final Order that was entered by the Bankruptcy Court on August 15, 2013, confirming the Debtor’s authority to implement the Annual Incentive Plan, and (b) any and all orders entered by the Bankruptcy Court authorizing and approving amendments or modifications to, or subsequent versions of, the Annual Incentive Plan or Annual Incentive Plan Order.

“Assumption and Rejection Procedures” means (a) the expedited procedures for the Debtor to assume or reject Executory Contracts pursuant to the Bankruptcy Court’s order dated July 11, 2013 (Docket No. 333) and (b) the expedited procedures for the Debtor to assume or reject Unexpired Leases pursuant to the Bankruptcy Court’s order dated November 13, 2013 (Docket No. 1079).

“Avoidance Actions” means any and all actual or potential claims and causes of action to avoid a transfer of property or an obligation incurred by the Debtor and its recovery, subordination, or other remedies that may be brought by and on behalf of the Debtor and its estate under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under section 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code.

“Backstop Commitment” has the meaning ascribed to such term in the Backstop Commitment Agreement.

“Backstop Commitment Agreement” means the Backstop Commitment Agreement by and among Exide and the Backstop Parties that are party thereto, dated as of [—], as may be amended from time to time in accordance with the terms therewith.

“Backstop Commitment Agreement Approval Order” means the Final Order entered by the Bankruptcy Court authorizing the Debtor’s entry into and approving the terms of the Backstop Commitment Agreement.

“Backstop Parties” means those certain Consenting Creditors and other parties, other than the Debtor, that are party to the Backstop Commitment Agreement.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the date hereof but, with respect to amendments to the Bankruptcy Code subsequent to commencement of the Chapter 11 Case, only to the extent that such amendments were made expressly applicable to bankruptcy cases which were filed as of the enactment of such amendments.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Case.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

“Bar Date” means the deadlines set by the Bankruptcy Court pursuant to the Bar Date Order or other Final Order for filing proofs of claim in the Chapter 11 Case, as the context may require, which was October 31, 2013, except for Governmental Units, for whom the Bar Date was December 9, 2013, and certain personal injury Claims related to the Vernon Facility, for whom the Bar Date was January 31, 2014.

“Bar Date Orders” means the orders entered by the Bankruptcy Court on September 13, 2013 (Docket No. 696) and October 24, 2013 (Docket No. 956), which established the Bar Date, and any subsequent order supplementing such orders or relating thereto.

“Business Day” means any day, excluding Saturdays, Sundays, and “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York City.

“Cash” means legal tender of the United States of America and equivalents thereof.

“Causes of Action” means any and all actions, claims, proceedings, causes of action, suits, accounts, demands, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including actions brought prior to the Petition Date, actions under chapter 5 of the Bankruptcy Code, including any Avoidance Action, and actions against any Entity for failure to pay for products or services provided or rendered by the Debtor, all claims, suits or proceedings relating to enforcement of the Debtor’s intellectual property rights, including patents, copyrights and trademarks, and all claims or causes of action seeking recovery of the Debtor’s or the Reorganized Debtor’s accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Debtor’s or the Reorganized Debtor’s businesses, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“Certificate” means any instrument evidencing a Claim or an Interest.

“Certificate of Incorporation and Bylaws” means the amended and restated certificate of incorporation and bylaws of the Reorganized Debtor substantially in the form attached as Exhibit 6.12.

“Chapter 11 Case” means the chapter 11 case of the Debtor pending in the Bankruptcy Court and being administered under Case No. 13-11482 (KJC).

“Claim” means a claim against the Debtor, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code, or an Administrative Claim, as applicable.

“Claims and Solicitation Agent” means GCG, Inc., 5151 Blazer Parkway, Suite A, Dublin, OH 43017, Attention: Exide Case Administration.

“Claims Objection Deadline” means, as applicable (except for Administrative Claims), (a) the day that is the later of (i) the first Business Day that is at least one (1) year after the Effective Date and (ii) as to proofs of claim filed after the Bar Date, the first Business Day that is at least 180 days after a Final Order is entered deeming the late filed claim timely filed or (b) such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtor without further notice to parties-in-interest.

“Class” means a category of Holders of Claims or Interests classified together pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, as described in Article III of this Plan.

“Collective Bargaining Agreement” means any collective bargaining agreement to which the Debtor is a party that is executory as of the Effective Date.

“Competitive Bidding Procedures” means the procedures pursuant to which the Debtor pursues the Sale Transaction Alternative.

“Competitive Bidding Procedures Order” means the order entered by the Bankruptcy Court approving the Competitive Bidding Procedures.

“Confirmation” means the entry, within the meaning of Bankruptcy Rules 5003 and 9012, of the Confirmation Order, subject to all conditions specified having been satisfied or waived.

“Confirmation Date” means the date on which Confirmation occurs.

“Confirmation Hearing” means the hearing before the Bankruptcy Court held under section 1128 of the Bankruptcy Code to consider confirmation of the Plan and related matters as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan under section 1129 of the Bankruptcy Code, which order shall be reasonably acceptable to the Required Consenting Creditors and the Requisite Backstop Parties.

“Consenting Creditors” means those Holders of Senior Notes Claims that are party to the Plan Support Agreement.

“Creditors’ Committee” means the official committee of unsecured creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Case on June 18, 2013, as may be reconstituted from time to time.

“Creditor” has the meaning ascribed to such term in section 101(10) of the Bankruptcy Code.

“Cure” means the payment or other honoring of all obligations required to be paid or honored in connection with assumption of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code, including (a) the cure of any non-monetary defaults to the extent required, if at all, pursuant to section 365 of the Bankruptcy Code, and (b) with respect to monetary defaults, the distribution, within a reasonable period of time following the Effective Date, of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an Executory Contract or Unexpired Lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations or such other amount as may be agreed upon by the parties, under such Executory Contract or Unexpired Lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

“Cure Notice” means the notice of proposed Cure amount provided to counterparties to assumed Executory Contracts or Unexpired Leases pursuant to Article 8.5 of the Plan.

“Cure Objection Deadline” means the deadline for filing objections to a Cure Notice or proposed Cure, which shall be on or before fourteen (14) days after the applicable counterparty was served with a Cure Notice.

“D&O Insurance” means insurance maintained by the Debtor which covers, among others, the directors and officers of the Debtor or any of them, including any runoff policies or tail coverage.

“Debtor” means Exide.

“DIP ABL Claim” means any DIP Facility Claim arising on account of the revolving credit facility under the DIP Credit Agreement.

“DIP Agent” means JPMorgan Chase Bank, N.A., in its capacity as agent for the DIP Lenders pursuant to the DIP Credit Agreement.

“DIP Agent Claim” means any Claim for reasonable fees and expenses, including attorneys’ fees, incurred by the DIP Agent during the Chapter 11 Case.

“DIP Credit Agreement” means that certain Amended and Restated Superpriority Debtor-In-Possession Credit Agreement, dated as of July 12, 2013, by and among the Debtor, the DIP Agent, and the DIP Lenders, which was executed by the Debtor in connection with the DIP Facility, as amended, supplemented, or otherwise modified from time to time, and all documents executed in connection therewith.

“DIP Facility” means the debtor-in-possession secured financing facility, consisting of a revolving credit facility and a term loan facility, provided to the Debtor by the DIP Lenders pursuant to the DIP Credit Agreement as authorized by the Bankruptcy Court pursuant to the DIP Facility Order, as may be amended or modified from time to time.

“DIP Facility Claim” means any Claim arising under, derived from, based upon, or as a result of the DIP Facility, including, without limitation, any DIP ABL Claim, any DIP Term Loan Claim, any DIP Facility Other Claim, and any DIP Agent Claim.

“DIP Facility Order” means, collectively, (a) the interim order that was entered by the Bankruptcy Court on June 11, 2013 (Docket No. 79), (b) the final order that was entered by the Bankruptcy Court on July 25, 2013 (Docket No. 427), authorizing and approving the DIP Facility and the agreements related thereto, and (c) any and all orders entered by the Bankruptcy Court authorizing and approving amendments or modifications to the DIP Credit Agreement or either of the orders described in the foregoing clauses (a) and (b).

“DIP Facility Other Claim” means any DIP Facility Claim that is not a DIP ABL Claim or a DIP Term Loan Claim.

“DIP/First Lien Exchange” means the exchange of $246.8 million of DIP Term Loan Claims for $259.1 million of New First Lien High Yield Notes, inclusive of an original issue discount of 5% for every $100 of DIP Term Loan Claims exchanged into New First Lien High Yield Notes.

“DIP Lenders” means the banks and other financial institutions or entities from time to time party to the DIP Credit Agreement as lenders and the holders of DIP Facility Claims.

“DIP/Second Lien Conversion Backstop Fee” means the fee to be distributed to the Consenting Creditors that backstop the DIP/Second Lien Conversion Option, which fee shall be 2.0% of the New Exide Common Stock issued on the Effective Date and after giving effect to dilution from the New Second Lien Convertible Notes.

“DIP/Second Lien Conversion Funding Fee” means the funding fee to be distributed to Holders of DIP Term Loan Claims who elect to participate in the DIP/Second Lien Conversion Option, payable based on such Holders’ pro rata participation, which fee shall be (a) New First Lien High Yield Notes in the aggregate amount of 5.0% of the DIP Term Loan Claims so exchanged and (b) 3.0% of the New Exide Common Stock issued on the Effective Date and after giving effect to dilution from the New Second Lien Convertible Notes.

“DIP/Second Lien Conversion Option” means the option of Holders of DIP Term Loan Claims, on the Effective Date, to exchange their Pro Rata portion of up to an aggregate of $100 million of DIP Term Loan Claims for $100 million of New Second Lien Convertible Notes plus the DIP/Second Lien Conversion Funding Fee; provided, the DIP/Second Lien Conversion Option shall be backstopped by certain Consenting Creditors pursuant to Article 2.2(b)(ii)(2) of this Plan and the Plan Support Agreement to the extent there is a DIP/Second Lien Undersubscription.

“DIP/Second Lien Undersubscription” means the difference between (a) $100 million and (b) that amount of DIP Term Loan Claims that Holders thereof, including Consenting Creditors, have elected to convert into the New Second Lien Convertible Notes pursuant to the DIP/Second Lien Conversion Option.

“DIP Term Loan Claim” means any DIP Facility Claim arising on account of the term loan under the DIP Credit Agreement.

“DIP Term Loan Refinancing Investment Option” means the option of Holders of Senior Notes Claims who are Eligible Holders, on a Pro Rata basis based on such Holders share of the aggregate amount of Senior Notes Claims held by Eligible Holders, to purchase for Cash and at par up to the entire amount of DIP Term Loan Claims outstanding ($346.8 million) in accordance with the Disclosure Statement Order and the Rights Offering Procedures and receive the treatment applicable to DIP Term Loan Claims pursuant to Article 2.2(b) of this Plan on account of such DIP Term Loan Claims; provided, however, that DIP Term Loan Claims so acquired by Eligible Holders shall participate in the DIP/Second Lien Conversion Option and shall receive their Pro Rata share of the New Second Lien Convertible Notes pursuant to and in accordance with the DIP/Second Lien Conversion Option.

“Disallowed” means with respect to a Claim, a Claim that is not Allowed pursuant to a Final Order entered by the Bankruptcy Court or other applicable court of competent jurisdiction, or that has been consensually withdrawn or otherwise not Allowed, including pursuant to section 502(d) of the Bankruptcy Code.

“Disclosure Statement” means the written disclosure statement or any supplements thereto (including the Plan Supplement and all schedules thereto or referenced therein) that relates to this Plan, as such disclosure statement may be amended, modified, or supplemented from time to time, all as approved by an order of the Bankruptcy Court pursuant to sections 1125 and 1127 of the Bankruptcy Code and Bankruptcy Rule 3017.

“Disclosure Statement Order” means the Order entered by the Bankruptcy Court approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code and solicitation procedures related thereto which order shall be in form and substance reasonably acceptable to the Required Consenting Creditors and Requisite Backstop Parties.

“Disputed” means with respect to a Claim, (a) any Claim as to which the Debtor or other parties-in-interest in accordance with applicable law have interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any Claim otherwise disputed by the Debtor, or other parties-in-interest in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order, (b) any Claim scheduled by the Debtor as contingent, unliquidated, or disputed, (c) any Claim which amends a Claim scheduled by the Debtor as contingent, unliquidated, or disputed, or (d) any Claim prior to it having become an Allowed Claim.

“Distribution Agent” means the Reorganized Debtor, or any Entity selected by the Reorganized Debtor, in its sole discretion, to make or facilitate distributions pursuant to this Plan.

“Distribution Date” means the date selected by the Reorganized Debtor, in its sole discretion, upon which distributions to Holders of Allowed Claims entitled to receive distributions under this Plan shall commence.

“Distribution Record Date” means the date for determining which Holders of Allowed Claims, except Holders of publicly traded Certificates, are eligible to receive distributions under the Plan, which shall be (a) ten (10) Business Days after entry of the Confirmation Order or (b) such other date as designated by an order of the Bankruptcy Court.

“DTCC” means the Depository Trust & Clearing Corporation, and its successors and assigns.

“Effective Date” means the date on which this Plan shall take effect, which date shall be a Business Day on or after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions precedent to the effectiveness of this Plan specified in Article 12.1, have been satisfied, or, if capable of being waived, waived, which date shall be specified in a notice filed by the Reorganized Debtor with the Bankruptcy Court.

“Eligible Holder” means the Holder of an Allowed Senior Notes Claim, including the Backstop Parties and the Consenting Creditors, that are either (i) certified as an accredited investor pursuant to the Securities Act or (ii) a qualified institutional buyer as defined in Rule 144A of the Securities Act.

“Employee Compensation Plans” means the Annual Incentive Plan, the KEIP, and the MIP.

“Entity” has the meaning ascribed to such term in section 101(15) of the Bankruptcy Code.

“Equity Security” has the meaning ascribed to such term in section 101(16) of the Bankruptcy Code.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estate” means the bankruptcy estate of the Debtor created pursuant to section 541 of the Bankruptcy Code.

“Event” means any event, development, occurrence, circumstance or change.

“Excluded DIP Obligations” means all of the Debtor’s contingent or unliquidated obligations (including, without limitation, indemnification and expense reimbursement obligations) with respect to the DIP Facility (excluding, in each case, the DIP ABL Claims and the DIP Term Loan Claims), to the extent that any such obligations have not been paid in full in Cash on the Effective Date.

“Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the Debtor’s in or out of court restructuring, the Chapter 11 Case, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, the settlement of Claims or renegotiation of Executory Contracts or Unexpired Leases, the negotiation of the Plan, the DIP Credit Agreement, the Rights Offering, the Backstop Commitment Agreement, the Plan Support Agreement (including the plan term sheet attached thereto), the Plan Supplement, the Exit Financing, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or Plan, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of consummation of the Plan, the administration, consummation, and implementation of the Plan, the distribution of property under the Plan, or any transaction contemplated by the Plan or Disclosure Statement, or in furtherance thereof.

“Exculpated Parties” means, collectively, each of the following in their respective capacities as such: (a) the Debtor and its Affiliates, and each of their successors and assigns, (b) the Reorganized Debtor, (c) the Unsecured Creditors Committee and each of its members in their capacities as such, and (d) the Unofficial Noteholder Committee and each of its members, and with respect to each of the foregoing parties in clauses (a) through (d), such parties’ subsidiaries, affiliates, officers, directors, principals, members, managers, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other representatives and professionals.

“Executory Contract” means any contract to which the Debtor is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“Exhibit” means an exhibit annexed either to this Plan, contained in the Plan Supplement, or annexed as an appendix to the Disclosure Statement.

“Exide” means Exide Technologies, a Delaware corporation, debtor-in-possession in the above-captioned Case No. 13-11482 (KJC) pending in the Bankruptcy Court.

“Exit ABL Revolver Facility” means that certain first-out, first-lien, asset based revolving credit facility in the principal amount of $225 million pursuant to a new credit facility, by and among the Reorganized Debtor, as borrower, and the Exit ABL Revolver Lenders, and all other documents entered into in connection therewith or contemplated thereby.

“Exit ABL Revolver Lenders” means a lender or syndication of lenders, which may include the DIP Lenders, reasonably acceptable to the Debtor and the Required Consenting Lenders, and each of the financial institutions from time to time party to the Exit ABL Revolver Facility.

“Exit Financing” means the Exit ABL Revolver Facility, the New First Lien High Yield Notes, and the New Second Lien Convertible Notes.

“Exit Financing Commitment Agreements” means the Backstop Commitment Agreement together with other commitment agreements regarding Exit Financing in accordance with this Plan.

“Face Amount” means, (a) when used in reference to a Disputed Claim or Disallowed Claim, the full stated liquidated amount claimed by the Holder of a Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, or the amount estimated for such Claim in an order of the Bankruptcy Court, and (b) when used in reference to an Allowed Claim or Allowed Interest, the allowed amount of such Claim or Interest. If none of the foregoing applies, the Face Amount of the Claim shall be zero ($0) dollars.

“Final Decree” means a final decree entered by the Court closing the Chapter 11 Case pursuant to Bankruptcy Rule 3022.

“Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, is in full force and effect, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, petition for certiorari, or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil

Procedures, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order; provided, further, that the Debtor or Reorganized Debtor, as applicable, reserve the right to waive any appeal period for an order or judgment to become a Final Order.

“General Unsecured Claim” means any Claim that is not an Administrative Claim, DIP Facility Claim, Priority Tax Claim, Senior Notes Secured Claim, Other Secured Claim, Other Priority Claim, Subordinated Notes Claim, or Intercompany Claim, or Other Subordinated Claim. Without limiting the foregoing, General Unsecured Claims include all (a) Senior Notes Deficiency Claims, (b) Rejection Damages Claims, and (c) Reclamation Claims that are not Allowed Section 503(b)(9) Claims.

“Governmental Unit” has the meaning ascribed to such term in section 101(27) of the Bankruptcy Code.

“Holdback Escrow Account” means the interest-bearing escrow account into which Cash equal to the Holdback Escrow Amount shall be deposited on the Effective Date for the payment of Allowed Professional Claims to the extent not previously paid or disallowed.

“Holdback Escrow Amount” means the sum of (a) the aggregate amounts withheld by the Debtor as of the Confirmation Date as a holdback on payment of Professional Claims pursuant to the Professional Fee Order and (b) twenty (20) percent of that portion of the unbilled fees of Professionals estimated pursuant to Article 2.3(b) of the Plan attributable to fees incurred as of the Confirmation Date; provided, however, that if a Professional does not provide an estimate pursuant to Article 2.3(b), the Debtor may estimate the unbilled fees of such Professional incurred as of the Confirmation Date, and the sum of provision (a) above and the total amount so estimated shall comprise the Holdback Escrow Amount.

“Holder” means a holder of a Claim against or Interest in the Debtor.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Impaired” means impaired within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Obligations” means obligations of the Debtor, if any, to indemnify, reimburse, advance, or contribute to the losses, liabilities, or expenses of an Indemnitee pursuant to the Debtor’s certificate of incorporation, bylaws, policy of providing employee indemnification, applicable law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for, or on behalf of the Debtor.

“Indemnitee” means, in each case employed by the Debtor or serving as a director as of the Effective Date and acting in their respective capacities as such as of the Effective Date, all directors, officers, or employees of the Debtor who are entitled to assert Indemnification Obligations.

“Indenture Trustees” means the Senior Notes Indenture Trustee and the Subordinated Notes Indenture Trustee.

“Indentures” means the Senior Notes Indenture and the Subordinated Notes Indenture.

“Intercompany Claim” means a Claim by the Debtor against an Affiliate or by an Affiliate against the Debtor.

“Interest” means (a) the legal, equitable, contractual, and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) in any Entity with respect to Old Exide Common Stock, or any other Equity Securities or Other Interests of the Debtor and (b) the legal, equitable, contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Entity to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) any of the foregoing.

“KEIP” means the Key Employee Incentive Plan for certain of Exide’s officers and management adopted by Exide’s board of directors and approved by a Final Order of the Bankruptcy Court on September 17, 2013.

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued, or promulgated by any Governmental Unit.

“Legal Proceeding” means legal, governmental, administrative, judicial, or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, notices of noncompliance or violation, or proceedings.

“Lien” has the meaning ascribed to such term in section 101(37) of the Bankruptcy Code.

“MIP” means that certain management incentive compensation plan to be implemented on or after the Effective Date, as is more specifically described in Exhibit 6.16, by which the Reorganized Debtor shall deliver certain stock options and/or restricted grants in the Reorganized Debtor to certain post-Effective date management and other employees of the Reorganized Debtor and its Affiliates.

“New Board” means the initial board of directors of the Reorganized Debtor.

“New Exide Common Stock” means the shares of new common stock of the Reorganized Debtor.

“New Exide Common Stock Allocation” means the allocation of shares of New Exide Common Stock, after conversion of all the New Second Lien Convertible Notes to New Exide Common Stock on a fully diluted basis, as follows: (a) 80.0% to holders of New Second Lien Convertible Notes; (b) 15.0% to Holders of Senior Notes Claims; (c) 3.0% in payment of the DIP/Second Lien Conversion Option Funding Fee; and (d) 2.0% in payment of the DIP/Second Lien Conversion Option Backstop Fee, all subject to dilution on account of the MIP and any paid-in-kind interest accruing on the New Second Lien Convertible Notes prior to conversion.

“New First Lien High Yield Notes” means those first lien high yield notes to be issued by the Reorganized Debtor pursuant to the terms described in Exhibit 6.2(b).

“New Money Investment” means the $175.0 million of capital raised pursuant to the Rights Offering.

“New Second Lien Convertible Notes” means those second lien convertible notes to be issued by the Reorganized Debtor pursuant to the terms described in Exhibit 6.2(c).

“Noteholder Adequate Protection Obligations” has the meaning ascribed to such term in the DIP Facility Order.

“Old Exide Common Stock” means shares of common stock of Exide that are authorized, issued, and outstanding prior to the Effective Date, including common stock contained in the reserve established pursuant to the Joint Plan of Reorganization confirmed in the 2002 Bankruptcy Case for issuance to Holders of unsecured prepetition disputed claims in the 2002 Bankruptcy Case.

“Old Exide Securities” means, collectively, the Senior Notes, the Subordinated Notes, and Old Exide Common Stock, and all options, warrants, rights and other instruments evidencing an ownership interest in the Debtor (whether fixed or contingent, matured or unmatured, disputed or undisputed), contractual, legal, equitable, or otherwise, to acquire any of the foregoing.

“Ordinary Course Professionals Order” means the Bankruptcy Court’s Order Pursuant to Bankruptcy Code Sections 105(a), 327, 330 and 331 Authorizing the Debtor to Employ and Pay Professionals Utilized in the Ordinary Course of Business (Docket No. 332).

“Other Interests” means all options, call rights, puts, awards, or other agreements to acquire an Equity Security of the Debtor.

“Other Priority Claim” means any Claim, other than an Administrative Claim or Priority Tax Claim, entitled to priority payment as specified in section 507(a) of the Bankruptcy Code.

“Other Secured Claim” means any Secured Claim other than the following: (a) a DIP Facility Claim or (b) a Senior Notes Secured Claim.

“Other Subordinated Claim” means any Claim against the Debtor other than a Subordinated Notes Claim that is subject to subordination under section 510(b) or (c) of the Bankruptcy Code, whether arising from rescission of a purchase or sale of a security of the Debtor or an Affiliate of the Debtor, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim, or otherwise, which Claim shall be subordinated to all Claims or Interests that are senior to or equal to the Claim or Interest represented by such security, except that if such security is Old Exide Common Stock, such Claim has the same priority as Old Exide Common Stock.

“Oversubscription Rights” has the meaning ascribed to such term in the Rights Offering Procedures.

“Pension Plan” means the Exide Technologies Retirement Plan, and any components thereof, which is the sole defined benefit pension plan sponsored by the Debtor.

“Periodic Distribution Date” means, as applicable, (a) the Distribution Date, as to the first distribution made by the Distribution Agent, and (b) thereafter, such Business Days selected by the Reorganized Debtor in its reasonable discretion.

“Petition Date” means June 10, 2013.

“Plan” means this plan of reorganization for the resolution of outstanding Claims and Interests in the Chapter 11 Case, as may be modified in accordance with the Bankruptcy Code and Bankruptcy Rules, including the Plan Supplement and all Exhibits, supplements, appendices, and schedules.

“Plan Supplement” means the supplement or supplements to the Plan containing certain Exhibits and documents relevant to the implementation of the Plan, to be filed with the Bankruptcy Court.

“Plan Supplement Filing Date” means the date on which the Plan Supplement shall be filed with the Bankruptcy Court, which date shall be at least seven days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court without further notice.

“Plan Support Agreement” means that certain Plan Support Agreement entered into by and among Exide and the Consenting Creditors dated as of November 4, 2014, as may be amended, supplemented, restated, or otherwise modified from time to time in accordance with the terms thereof.

“Plan Support Agreement Approval Order” means the Final Order entered by the Bankruptcy Court authorizing the Debtor’s entry into and approving the terms and conditions of the Plan Support Agreement.

“Plan Transaction Documents” means all definitive documents and agreements to which the Debtor will be a party as contemplated by the Plan Support Agreement and the Plan, including (a) the motion to approve the Plan Support Agreement and the Plan Support Agreement Approval Order, (b) the Plan and any documentation or agreements related thereto, (c) the Confirmation Order and pleadings in support of entry thereof, (d) the Backstop Commitment Agreement and any documentation or agreements related thereto, the motion to approve the Backstop Commitment Agreement, and the Backstop Commitment Agreement Approval Order, (e) the Disclosure Statement, the solicitation materials in respect of the Plan, the Rights Offering Procedures, the Rights Offering Procedures Order, the motion to approve the Disclosure Statement, and the Disclosure Statement Approval Order, (f) the Exit Financing Commitment Agreements and any documentation or agreements relating thereto, and (g) all documents that will comprise the Plan Supplements.

“Priority Tax Claim” means a Claim of a Governmental Unit entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means, with respect to Claims or DIP Facility Claims, at any time, the proportion that the Face Amount of a Claim in a particular Class or Classes or with respect to the DIP Facility Claims, such DIP Facility Claims, bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding disallowed Claims) in such Class or Classes or with respect to the DIP Facility Claims, all such kind of DIP Facility Claims at issue.

“Professional” means any Entity retained in the Chapter 11 Case by separate Final Order pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include any Entity retained pursuant to the Ordinary Course Professionals Order or any professionals the payment of which is authorized under paragraph 15 of the DIP Facility Order.

“Professional Claim” means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges and disbursements incurred relating to services rendered or expenses incurred after the Petition Date and prior to and including the Confirmation Date.

“Professional Fee Order” means the order entered by the Bankruptcy Court on July 11, 2013, authorizing the interim payment of Professional Claims subject to the Holdback Escrow Amount.

“Reclamation Claim” means any Claim for the reclamation of goods delivered to the Debtor asserted under section 546(c) of the Bankruptcy Code.

“Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Claim Holder so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the Claim Holder to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Claim Holder for any damages incurred as a result of any reasonable reliance by such Claim Holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Claim Holder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, “going dark” provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.

“Rejection Damages Claim” means any Claim on account of the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code or the repudiation of such contract.

“Released Parties” means, collectively, in each case, in their respective capacities as such: (a) except as set forth herein, the Debtor and all of the Debtor’s and Reorganized Debtor’s current and former officers, directors, principals, employees, agents, subsidiaries, current and former affiliates, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals who had served in such capacities during the Chapter 11 Case; (b) the DIP Agent, (c) the DIP Lenders, (d) the Backstop Parties, (e) the Consenting Creditors, (f) all Professionals, (g) the Unofficial Noteholder Committee and each of its members, and (h) with respect to each of the above-named Entities described in subsections (b) through (g), such Entity’s current and former affiliates, subsidiaries, advisors, principals, partners, managers, members, employees, officers, directors, representatives, financial advisors, attorneys, accountants, investment bankers, consultants, agents, and other representatives and professionals.

“Releasing Party” means, collectively, in each case, in their respective capacities as such (a) the DIP Lenders, (b) DIP Agent, (c) the Backstop Parties; (d) the Unofficial Noteholder Committee and the members thereof; (e) each Holder of a Claim voting to accept the Plan, and (f) each Holder of a Claim abstaining from voting to accept or reject the Plan, unless such Holder elects to opt out of the releases contained in Article 11.5 by checking the box on its timely submitted applicable ballot.

“Reorganized Debtor” means the Debtor or any successor thereto, by merger, consolidation, or otherwise, from and after the Effective Date.

“Required Consenting Creditors” has the meaning ascribed to such term in the Plan Support Agreement.

“Requisite Backstop Parties” has the meaning ascribed to such term in the Backstop Commitment Agreement.

“Rights Offering” means that certain rights offering pursuant to which Eligible Holders shall have the right to exercise Subscription Rights and Oversubscription Rights for the purchase of up to $175.0 million of the New Second Lien Convertible Notes.

“Rights Offering Procedures” means the procedures required to be followed by the Eligible Holders to validly exercise their Subscription Rights and Oversubscription Rights pursuant to the Rights Offering Procedures Order.

“Rights Offering Procedures Order” means the Final Order entered by the Bankruptcy Court approving the commencement of the Rights Offering in accordance with the Rights Offering Procedures.

“Rights Offering Record Date” has the meaning ascribed to such term in the Rights Offering Procedures.

“Sale Transaction Alternative” means a sale of the Debtor or some or all of the Debtor’s assets in accordance with the terms of the Competitive Bidding Procedures Order.

“Sale Transaction Alternative Asset Purchase Agreement(s)” means the agreement or agreements for the purchase of some or all of the Debtor’s assets in connection with the Sale Transaction Alternative.

“Scheduled” means, with respect to any Claim, the status, priority, and amount, if any, of such Claim as set forth in the Schedules.

“Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Case by the Debtor pursuant to section 521 of the Bankruptcy Code, which incorporate by reference the global notes and statement of limitations, methodology, and disclaimer regarding the Debtor’s schedules and statements, as such schedules or statements have been or may be further modified, amended, or supplemented from time to time in accordance with Bankruptcy Rule 1009 or Final Orders of the Bankruptcy Court.

“Section 503(b)(9) Claim” means any Claim asserted under section 503(b)(9) of the Bankruptcy Code equal to the value of any goods received by the Debtor within 20 days before the Petition Date in which the goods have been sold to the Debtor in the Debtor’s ordinary course of business.

“Secured Claim” means a Claim (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Security” has the meaning ascribed to such term in section 2(a)(1) of the Securities Act.

“Senior Notes” means the 8.625% Senior Secured Notes due 2018 issued by Exide under the Senior Notes Indenture.

“Senior Notes Alternative Distribution Property” means [—].

“Senior Notes Claim” means any and all Claims held by the Senior Secured Noteholders against the Debtor arising under or related to the Senior Notes, including any Senior Notes Deficiency Claim and Senior Notes Secured Claims.

“Senior Notes Deficiency Claim” means the portion of the Senior Notes Claim that is unsecured pursuant to Section 506(a) of the Bankruptcy Code. For the avoidance of doubt, the Senior Secured Noteholders reserve all rights with respect to the amount and treatment of a Senior Notes Deficiency Claim for all purposes including, but not limited to, voting on and receiving distributions, in each case with respect to any plan of reorganization that is not consistent with the plan of reorganization described in the Plan Support Agreement.

“Senior Notes Indenture” means that certain indenture dated as of January 25, 2011 pursuant to which the Senior Notes were issued.

“Senior Notes Indenture Trustee” means the indenture trustee for the Senior Notes appointed under the Senior Notes Indenture.

“Senior Notes Secured Claim” means the portion of the Senior Notes Claims that is a Secured Claim and includes the Noteholder Adequate Protection Obligations; provided, however, that no adequate protection consideration received and payable up to and including the Effective Date provided in the DIP Facility Order shall be disgorged or deemed applied first to principal or otherwise in a manner to reduce the Allowed amount of the Senior Notes Secured Claims.

“Senior Secured Noteholder” means a Holder of a Senior Notes Claim.

“Servicer” means any indenture trustee, agent, servicer, or other authorized representative of Holders of Claims or Interests recognized by the Debtor.

“Subordinated Noteholder” means a Holder of Subordinated Notes.

“Subordinated Notes” means those floating rate convertible senior subordinated notes due September 18, 2013 issued pursuant to the Subordinated Notes Indenture.

“Subordinated Notes Claim” means a Claim of a Subordinated Notes Holder arising under or as a result of the Subordinated Notes.

“Subordinated Notes Indenture” means that certain indenture for the Subordinated Notes between Exide and the Subordinated Notes Indenture Trustee, dated as of March 18, 2005.

“Subordinated Notes Indenture Trustee” means the indenture trustee for the Subordinated Notes pursuant to the Subordinated Notes Indenture.

“Subscription Rights” has the meaning ascribed to such term in the Rights Offering Procedures.

“Subsidiaries” means a subsidiary of Exide or any of Exide’s subsidiaries.

“Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtor of an intent to accept a particular distribution; (c) responded to the Debtor’s or Reorganized Debtor’s request for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

“Unexpired Lease” means a lease of nonresidential real property to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims, a Class of Claims that is not Impaired.

“Unofficial Noteholder Committee” means the unofficial committee of unaffiliated holders (which include holders or investment advisors or managers of discretionary accounts) of Senior Notes represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Young Conway Stargatt & Taylor, LLP.

“Vernon Facility” means the Debtor’s lead recycling facility and related operations located at 2700 South Indiana Avenue, Vernon, California 90058.

“Voting Deadline” means [—, 2014] at 4:00 p.m. prevailing Eastern time.

Rules of Interpretation

For purposes of this Plan, unless otherwise provided herein, (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter; (c) any reference in the Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified, or supplemented; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to this Plan; (f) the words “herein,” “hereunder,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) to the extent the Disclosure Statement is inconsistent with the terms of this Plan, this Plan shall control; (j) to the extent this Plan is inconsistent with the Confirmation Order, the Confirmation Order shall control; and (k) any immaterial effectuating provision may be interpreted by the Reorganized Debtor in a manner that is consistent with the overall purpose and intent of the Plan without further Final Order of the Bankruptcy Court.

Computation Of Time

In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

References to Monetary Figures

All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

Exhibits

All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the Plan Supplement Filing Date,

copies of Exhibits may be obtained upon written request to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 (Att’n: Elliot A. Ross), or Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Suite 2700, Chicago, Illinois 60606 (Att’n: Jennifer Madden), counsel to the Debtor, or by downloading such exhibits from the Debtor’s informational website at www.exiderestructuringinfo.com. To the extent any Exhibit is inconsistent with the terms of this Plan and unless otherwise provided for in the Confirmation Order, the terms of the Exhibit shall control as to the transactions contemplated thereby and the terms of this Plan shall control as to any Plan provision that may be required under the Exhibit.

ADMINISTRATIVE EXPENSES AND PRIORITY CLAIMS

Administrative Claims. Except to the extent that the Debtor (or the Reorganized Debtor) and a Holder of an Allowed Administrative Claim agree to a less favorable treatment, a Holder of an Allowed Administrative Claim (other than a Professional Claim, which shall be subject to Article 2.3 of the Plan) shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim either (a) on the Distribution Date; (b) on the first Periodic Distribution Date occurring after the later of (i) 30 days after the date when an Administrative Claim becomes an Allowed Administrative Claim or (ii) 30 days after the date when an Administrative Claim becomes payable pursuant to any agreement between the Debtor (or the Reorganized Debtor) and the Holder of such Administrative Claim, or (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtor in the ordinary course of its business after the Petition Date, in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims, without any further action by the Holders of such Allowed Administrative Claims; provided, however, that other than Holders of (i) a DIP Facility Claim, (ii) a Professional Claim, (iii) an Administrative Claim Allowed by an order of the Bankruptcy Court on or before the Effective Date, or (iv) an Administrative Claim that is not Disputed and arose in the ordinary course of business and was paid or is to be paid in accordance with the terms and conditions of the particular transaction giving rise to such Administrative Claim, the Holder of any Administrative Claim shall have filed a proof of Claim form no later than the Administrative Claims Bar Date and such Claim shall have become an Allowed Claim. Except as otherwise provided herein and as set forth in Articles 2.2 or 2.3 of this Plan, all requests for payment of an Administrative Claim must be filed, in substantially the form of the Administrative Claim Request Form contained in Exhibit 2.1, with the Claims Agent and served on counsel for the Debtor or the Reorganized Debtor no later than the Administrative Claims Bar Date. Any request for payment of an Administrative Claim pursuant to this Article 2.1 that is not timely filed and served shall be Disallowed automatically without the need for any objection from the Reorganized Debtor. The Reorganized Debtor may settle an Administrative Claim without further Bankruptcy Court approval. In the event that the Reorganized Debtor objects to an Administrative Claim and there is no settlement, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.

DIP Facility Claims. Pursuant to the DIP Facility Order, all DIP Facility Claims are Allowed.

(a) DIP ABL Claims. Except to the extent that a Holder of a DIP ABL Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP ABL Claim, Holders of DIP ABL Claims shall be paid in full in Cash on the Effective Date, such payments to be distributed to the DIP Agent for the ratable benefit of the Holders of DIP ABL Claims.

(b) DIP Term Loan Claims. DIP Term Loan Claims shall be Allowed in the aggregate amount of principal outstanding plus accrued interest to the Effective Date plus applicable fees, and except to the extent that a Holder of a DIP Term Loan Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP Term Loan Claim, and subject to the DIP Term Loan Refinancing Investment Option, each Holder of an Allowed DIP Term Loan Claim shall receive:

(i) if such Holder is not a Consenting Creditor, and such Holder agrees:

(1) in exchange for approximately 71.2% of such Holder’s DIP Term Loan Claims, its Pro Rata share of New First Lien High Yield Notes issued pursuant to the DIP/First Lien Exchange; and

(2) in exchange for approximately 28.8% of such Holder’s DIP Term Loan Claims, its Pro Rata share of (A)(i) New Second Lien Convertible Notes and (ii) the DIP/Second Lien Conversion Option Funding Fee or (B) New First Lien High Yield Notes; and

(ii) if such Holder is a Consenting Creditor:

(1) in exchange for approximately 28.8% of such Holder’s DIP Term Loan Claims, pursuant to the DIP/Second Lien Conversion Option, its Pro Rata share of: (A) New Second Lien Convertible Notes exchanged at par and (B) the DIP/Second Lien Conversion Option Funding Fee; and

(2) in exchange for approximately 71.2% of such Consenting Creditor’s DIP Term Loan Claims, its Pro Rata portion of the New First Lien High Yield Notes issued pursuant to the DIP/First Lien Exchange; provided, however, that in the event of a DIP/Second Lien Undersubscription, Consenting Creditors shall exchange DIP Term Loan Claims that otherwise would be exchanged for New First Lien High Yield Notes pursuant to this Article 2.2(b)(ii)(2), in the aggregate amount of the DIP/Second Lien Undersubscription, for additional New Second Lien Convertible Notes pursuant to and in the percentages set forth in the Plan Support Agreement; and

(3) such Consenting Creditor’s share of the DIP/Second Lien Conversion Option Backstop Fee as set forth in the Plan Support Agreement.

(c) DIP Facility Other Claims. Except to the extent that a Holder of a DIP Facility Other Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP Facility Other Claim, Holders of DIP Facility Other Claims shall be paid in full in Cash on the Effective Date, such payments to be distributed to the DIP Agent for the ratable benefit of the Holders of DIP Facility Other Claims.

(d) Upon the Effective Date, all Liens and security interests granted to secure the DIP Facility shall be deemed discharged, cancelled, and released and shall be of no further force and effect; provided, however, that the Excluded DIP Obligations shall survive the Effective Date and shall not be discharged, cancelled or released pursuant to the Plan or the Confirmation Order, notwithstanding any provision hereof or thereof to the contrary, and the payment on such date of the DIP Facility Claims shall in no way affect or impair the obligations, duties and liabilities of the Debtor or the rights of the DIP Agent and the DIP Lenders relating to any Excluded DIP Obligations. To the extent that the DIP Lenders or the DIP Agent have filed or recorded publicly any Liens and/or security interests to secure the Debtor’s obligations under the DIP Facility, the DIP Lenders or the DIP Agent, as the case may be, shall take any commercially reasonable steps requested by the Debtor, at the expense of the Reorganized Debtor, that are necessary to cancel and/or extinguish such publicly-filed Liens and/or security interests.

Professional Claims.

(a) Final Fee Applications. All final requests for payment of Professional Claims and requests for reimbursement of expenses of members of the Creditors’ Committee must be filed no later than sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and prior orders of the Bankruptcy Court, the Allowed amounts of such Professional Claims and expenses shall be determined by the Bankruptcy Court.

(b) Payment of Interim Amounts. Subject to the Holdback Escrow Amount, on the Effective Date, the Debtor or the Reorganized Debtor shall pay all amounts owing to Professionals for all outstanding amounts billed relating to prior periods through the Effective Date as to which no objection has been filed. In order to receive payment on the Effective Date for unbilled fees and expenses incurred through the Effective Date, no later than two (2) days prior to the Effective Date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to counsel for the Debtor. Within fifteen (15) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period.

(c) Holdback Escrow Account. On the Effective Date, the Debtor or the Reorganized Debtor shall fund the Holdback Escrow Account with Cash equal to the aggregate Holdback Escrow Amount for all Professionals. The Distribution Agent shall maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order. Such funds shall not be considered property of the Debtor, the Reorganized Debtor, or the Estate. The remaining amount of Professional Claims owing to the Professionals shall be paid to such Professionals by the

Distribution Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court. When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtor.

(d) Post-Confirmation Date Retention. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtor shall employ and pay Professionals in the ordinary course of business (including the reasonable fees and expenses incurred by Professionals in preparing, reviewing and prosecuting or addressing any issues with respect to final fee applications).

Priority Tax Claims. On the Distribution Date, except to the extent that the Debtor (or Reorganized Debtor) and a Holder of an Allowed Priority Tax Claim agree to a less favorable treatment, each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive one of the following treatments on account of such Claim: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, (b) Cash in an amount agreed to by the Debtor (or the Reorganized Debtor) and such Holder, provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim to occur at a later date, or (c) at the sole option of the Debtor, Cash in the aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of not more than five (5) years after the Petition Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtor and the Holder of such Claim, or as may be due and payable under applicable nonbankruptcy law or in the ordinary course of business.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

Classification of Claims and Interests.

(a) Pursuant to sections 1122 and 1123 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtor. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and, to the extent applicable, receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth in Article II above.

(b) Claims and Interests are divided into lettered Classes as set forth below:

Class	Claim or Interest	Status	Voting Rights
A	Senior Notes Secured Claims	Impaired	Entitled to Vote

B	Other Secured Claims	Unimpaired	Presumed to Accept

C	Other Priority Claims	Unimpaired	Presumed to Accept

D	General Unsecured Claims	Impaired	[TBD]

E	Subordinated Notes Claims	Impaired	[TBD]

F	Intercompany Claims	Unimpaired	Presumed to Accept

G	Other Subordinated Claims	Impaired	Deemed to Reject

H	Interests in Exide	Impaired	Deemed to Reject

PROVISIONS FOR TREATMENT

OF CLAIMS AND INTERESTS

Class A – Senior Notes Claims.

(a) Classification: Class A consists of all Senior Notes Claims.

(b) Treatment: The Senior Notes Claims shall be Allowed for all purposes in the aggregate amount of $[—] in principal, and interest accrued as of the Petition Date and all Noteholder Adequate Protection Obligations. In full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class A Claim, including any Noteholder Adequate Protection Obligations, on the Effective Date, each Holder of an Allowed Class A Claim shall receive, in addition to any distributions to which such Holder may be entitled pursuant to Article 6.5 of this Plan:

(i) to the extent such Holder is an Eligible Holder:

(1) its Pro Rata share of 15.0% of the New Exide Common Stock after giving effect to conversion of the New Second Lien Convertible Notes (prior to dilution on account of the MIP and any paid-in-kind interest accruing on the New Second Lien Convertible Notes prior to conversion);

(2) the right to participate, on a Pro Rata basis, in the Rights Offering; and

(3) the right to participate, on a Pro Rata Basis, in the DIP Term Loan Refinancing Investment Option; provided that such investor’s participation shall be capped at its Pro Rata share of its Senior Notes Claims; and

(ii) to the extent such Holder is not an Eligible Holder, such Holder shall receive instead its Pro Rata share of the Senior Notes Alternative Distribution Property.

(c) Voting: Class A is Impaired and Holders of Allowed Class A Claims are entitled to vote to accept or reject the Plan.

Class B – Other Secured Claims.

(a) Classification: Class B consists of all Other Secured Claims.

(b) Treatment: Except as otherwise provided in and subject to Article 10.6 of this Plan, and except to the extent that a Holder of an Allowed Class B Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class B Claim, each such Holder of an Allowed Class B Claim shall, at the sole option of the Debtor or the Reorganized Debtor, as applicable:

(i) have its Allowed Class B Claim Reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the Holder of an Allowed Class B Claim to demand or receive payment of such Allowed Class B Claim prior to the stated maturity of such Allowed Class B Claim from and after the occurrence of a default;

(ii) be paid in full in Cash in an amount equal to such Allowed Class B Claim, including postpetition interest, if any, on such Allowed Class B Claim required to be paid pursuant to section 506 of the Bankruptcy Code as the case may be, on the first Periodic Distribution Date occurring after the later of (x) the Effective Date and (y) the date such Other Secured Claim becomes an Allowed Class B Claim; or

(iii) receive the collateral securing its Allowed Class B Claim free and clear of Liens, Claims, and encumbrances on the first Periodic Distribution Date occurring after the later of (x) the Effective Date and (y) the date such Other Secured Claim becomes an Allowed Class B Claim; provided that such collateral, as of the day prior to the Effective Date, was property of the Estate.

Nothing in this Article 4.2 or elsewhere in this Plan shall preclude the Debtor (or the Reorganized Debtor) from challenging the validity of any alleged Lien or any asset of the Debtor or the value of the property that secures any alleged Lien.

(c) Voting: Class B is Unimpaired, and the Holders of Allowed Class B Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class B Claims are not entitled to vote to accept or reject the Plan.

Class C – Other Priority Claims.

(a) Classification: Class C consists of all Other Priority Claims.

(b) Treatment: Except as otherwise provided in and subject to Article 10.6 of this Plan, and except to the extent that a Holder of an Allowed Class C Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Class C Claim, each such Holder of an Allowed Class C Claim shall be paid in full in Cash on the first Periodic Distribution Date occurring after the later of (i) the Effective Date and (ii) the date such Other Priority Claim becomes an Allowed Claim; provided, however, that Other Priority Claims that arise in the ordinary course of the Debtor’s business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

(c) Voting: Class C is Unimpaired, and Holders of Allowed Class C Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class C Claims are not entitled to vote to accept or reject the Plan.

Class D – General Unsecured Claims.

(a) Classification: Class D consists of all General Unsecured Claims which shall include the Senior Notes Deficiency Claim.

(b) Treatment: [TBD].

(c) Voting: [TBD].

Class E – Subordinated Notes Claims.

(a) Classification: Class E consists of all Subordinated Notes Claims.

(b) Treatment: [TBD].

(c) Voting: [TBD].

Class F – Intercompany Claims.

(a) Classification: Class F consists of all Intercompany Claims.

(b) Treatment: On the Effective Date, all net Allowed Class F Claims (taking into account any setoffs of Intercompany Claims) held by the Debtor between and among any Affiliate of the Debtor shall, at the election of the Reorganized Debtor, be either (i) Reinstated, (ii) released, waived, and discharged, (iii) treated as a dividend, or (iv) contributed to capital or exchanged for equity of a Subsidiary of the Debtor.

(c) Voting: Class F is Unimpaired, and Holders of Allowed Class F Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Class F Claims are not entitled to vote to accept or reject the Plan.

Class G – Other Subordinated Claims..

(a) Classification: Class G consists of all Section 510(b) Claims.

(b) Treatment: Holders of Allowed Class G Claims shall not receive any distributions on account of such Allowed Class G Claims.

(c) Voting: Class G is Impaired, and Holders of Allowed Class G Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Class G Claims are not entitled to vote to accept or reject the Plan.

Class H – Interests in Exide.

(a) Classification: Class H consists of all Interests in Exide.

(b) Treatment: On the Effective Date, Allowed Class H Interests shall be deemed automatically cancelled, released, and extinguished without further action by the Debtor or the Reorganized Debtor and the obligations of the Debtor and the Reorganized Debtor thereunder shall be discharged.

(c) Voting: Class H is Impaired, and Holders of Allowed Class H Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Class H Interests are not entitled to vote to accept or reject the Plan.

ACCEPTANCE

Classes Entitled to Vote. Classes A is entitled to vote to accept or reject this Plan. The voting treatment for Classes D and E is TBD. By operation of law, each Unimpaired Class of Claims is deemed to have accepted this Plan and, therefore, is not entitled to vote. By operation of law, Classes G and H are deemed to have rejected this Plan and are not entitled to vote.

Acceptance by Impaired Classes. An Impaired Class of Claims shall have accepted this Plan if, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code, (a) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept this Plan and (b) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan.

Elimination of Classes. To the extent applicable, any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of commencement of the Confirmation Hearing, shall be deemed to have been deleted from this Plan for purposes of (a) voting to accept or reject this Plan and (b) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

Deemed Acceptance if No Votes Cast. If no Holders of Claims eligible to vote in a particular Class vote to accept or reject the Plan, this Plan shall be deemed accepted by the Holders of such Claims in such Class.

Cramdown. To the extent necessary, the Debtor shall request confirmation of this Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify this Plan with the consent of the Backstop Commitment Parties and Consenting Creditors to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

MEANS FOR IMPLEMENTATION OF THE PLAN

General Settlement of Claims and Interests. Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provision of the Plan shall constitute good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

Plan Funding.

(a) Exit ABL Revolver Facility. On the Effective Date, the Reorganized Debtor shall enter into the Exit ABL Revolver Facility, the final form and substance of which shall be acceptable to the Reorganized Debtor, the Required Consenting Creditors, and the Requisite Backstop Parties. Confirmation shall be deemed approval of the Exit ABL Revolver Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit ABL Revolver Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtor in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtor to enter into and execute the Exit ABL Revolver Facility documents and such other documents as the Exit ABL Revolver Facility Lenders may reasonably require to effectuate the treatment afforded to such lenders pursuant to the Exit ABL Revolver Facility, subject to such modifications as the Reorganized Debtor may deem to be reasonably necessary to consummate such Exit ABL Revolver Facility.

(b) New First Lien High Yield Notes. On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtor shall issue the New First Lien High Yield Notes, the terms of which are summarized in Exhibit 6.2(b) of this Plan, and the final form of which shall be acceptable to the Reorganized Debtor, the Required Consenting Creditors, and the Requisite Backstop Parties. The Debtor is authorized to issue the New First Lien High Yield Notes without the need for any further corporate action or without any further action by the Debtor or Reorganized Debtor, as applicable.

(c) New Second Lien Convertible Notes. On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtor shall issue the New Second Lien Convertible Notes, the terms of which are summarized in Exhibit 6.2(c) of this Plan, and the final form of which shall be acceptable to the Reorganized Debtor, the Required Consenting Creditors, and the Requisite Backstop Parties. The Debtor is authorized to issue the New Second Lien Convertible Notes without the need for any further corporate action or without any further action by the Debtor or Reorganized Debtor, as applicable.

(d) Other Plan Funding. Other than as set forth in Articles 6.2(a), 6.2(b), and 6.2(c) of this Plan, all Cash necessary for the Reorganized Debtor to make payments required by this Plan shall be obtained from the Debtor’s Cash balances then on hand, after giving effect to the transactions contemplated herein.

Authorization and Issuance of New Exide Common Stock.

(a) On the Effective Date, the Reorganized Debtor shall authorize and issue the New Exide Common Stock in accordance with the New Exide Common Stock Allocation. Distribution of New Exide Common Stock hereunder shall together constitute issuance of 100% of the New Exide Common Stock and shall be deemed issued on the Effective Date. The issuance of New Exide Common Stock by the Reorganized Debtor, including options for the purchase thereof or other equity awards, if any, providing for the issuance of New Exide Common Stock, is authorized without the need for any further corporate action or without any further action by the Debtor or the Reorganized Debtor, as applicable.

(b) The New Exide Common Stock issued under this Plan shall be subject to economic and legal dilution from (i) the conversion of New Second Lien Convertible Notes into New Exide Common Stock pursuant on the terms described in Exhibit 6.2(c) (ii) the issuance of New Exide Common Stock pursuant to the exercises of stock options and restricted stock issuable pursuant to the MIP as set forth in Article 6.16(b) of the Plan; (iii) incremental consideration of 5.0% to be paid-in-kind with additional New Second Lien Convertible Notes prior to conversion; and (iv) any other shares of New Exide Common Stock issued after the Effective Date.

(c) All of the shares of New Exide Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Section 1145 Exemption. The offering, issuance, and distribution of any Securities pursuant to the Plan and any and all settlement agreements incorporated therein will be exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code, section 4(2) of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable. In addition, under section 1145 of the Bankruptcy Code, if applicable, any Securities issued pursuant to the Plan and any and all settlement agreements incorporated therein will be freely transferable under the Securities Act by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, (2) the restrictions, if any, on the transferability of such Securities and instruments, including restrictions contained in the Backstop Commitment Agreement, and (3) any other applicable regulatory approval. For the avoidance of doubt, shares of the New Exide Convertible Preferred Stock shall be issued without registration in reliance upon the exemption set forth in section 4(2) of the Securities Act and will be “restricted securities.”

Subordination. The classification and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests.

Cancellation of Old Exide Securities and Agreements. On the Effective Date, except as otherwise specifically provided for herein (a) the Old Exide Securities and any other note, bond, indenture, Certificate, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtor (including the Indentures), shall be cancelled and (b) the obligations of, Claims against, and/or Interests in the Debtor under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Old Exide Securities, and any other note, bond, indenture, Certificate, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtor, as the case may be, shall be released and discharged and cancelled; provided, however, that any agreement (including the Indentures) that governs the rights of a Holder of a Claim and that is administered by a Servicer shall continue in effect solely for the purposes of allowing such Servicer to (i) make the distributions on account of such Claims under this Plan as provided for in Article 10.4(c) of this Plan and (ii) exercise its charging lien or other right to priority payment of its fees and expenses under the Indentures.

Issuance of New Securities; Execution of Plan Documents. Except as otherwise provided in the Plan, on or as soon as reasonably practicable after the Effective Date, the Reorganized Debtor shall issue all Securities, notes, instruments, Certificates, and other documents required to be issued pursuant to the Plan.

Continued Corporate Existence.

(a) Except as otherwise provided in the Plan, the Debtor shall continue to exist after the Effective Date as a separate entity, the Reorganized Debtor, with all the powers of a corporation under applicable law in the jurisdiction in which the Debtor is incorporated and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organization documents are amended and restated by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan without any further notice to or action, order, or approval of the Bankruptcy Court or any other court of competent jurisdiction (other than the requisite filings required under applicable state, provincial, or federal law).

(b) Except as otherwise provided in the Plan, the continued existence, operation, and ownership of Affiliates is a material component of the business of the Debtor and the Reorganized Debtor, as applicable, and, as set forth in Article 11.1 of this Plan, all of the Debtor’s equity interests and other property interests in such Affiliates shall vest in the Reorganized Debtor or its successor on the Effective Date.

Restructuring Transactions.

(a) On or following the Confirmation Date, the Debtor or Reorganized Debtor, as the case may be, shall take such actions as may be necessary or appropriate to effect the relevant restructuring transactions as set forth in the Plan, the Backstop Commitment Agreement, and the Plan Support Agreement, and may take other actions on or after the Effective Date. The anticipated post-Effective Date structure of the Reorganized Debtor is attached hereto as Exhibit 6.9.

(b) The restructuring transactions may include without limitation (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, guaranty, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (iii) the filing of appropriate certificates of incorporation, merger, consolidation, or dissolution with the appropriate governmental authorities under applicable law; and (iv) all other actions that the Debtor and Reorganized Debtor determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant restructuring transactions. The form of each restructuring transaction shall be determined by the board of directors of the Debtor or the New Board. Implementation of the restructuring transactions shall not affect distributions under the Plan.

Rights Offering. The Debtor and the Backstop Parties shall implement and conduct the Rights Offering in accordance with the Backstop Commitment Agreement and the Rights Offerings Procedures. The Rights Offering shall be open to Eligible Holders and shall consist of a distribution of Subscription Rights and Oversubscription Rights to participate in the New Money Investment Pro Rata in proportion to the principal amount of Senior Notes Claims such Holder holds on the Rights Offering Record Date. The Backstop Commitment Parties will, severally, and not jointly, backstop the Rights Offering and shall receive incremental consideration of 5.0% to be paid-in-kind with additional New Second Lien Convertible Notes.

Reserved.

Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of the Reorganized Debtor, substantially in the form contained in Exhibit 6.12, shall be adopted and amended as may be required so that they are consistent with the provisions of this Plan and otherwise comply with section 1123(a)(6) the Bankruptcy Code. After the Effective Date, the Reorganized Debtor may amend and restate its Certificate of Incorporation and Bylaws and other constituent documents as permitted by applicable state corporation law and its charters and bylaws.

Directors and Officers of the Reorganized Debtor. On the Effective Date, the term of the current members of the board of directors of Exide shall expire, and the New Board as selected by the majority of the Backstop Commitment Parties and the Holders of DIP Term Loan Claims that participate in the DIP/Second Lien Conversion Option, shall be appointed. On and after the Effective Date, each director or officer of the Reorganized Debtor shall serve pursuant to the terms of the Certificate of Incorporation and Bylaws and applicable state corporation law.

Corporate Action. Each of the matters provided for under this Plan involving the corporate structure of the Debtor or the Reorganized Debtor or corporate action to be taken by or required of the Debtor or the Reorganized Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved, and to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of the Debtor or the Reorganized Debtor. Such actions may include, without limitation, (a) the adoption and filing of the Certificate of Incorporation and Bylaws, (b) the appointment of the New Board, (c) the adoption and implementation of the MIP, (d) the issuance and distribution of New Exide Common Stock, (e) entry into the Exit ABL Revolver Facility, (f) issuance of the New First Lien High Yield Notes, and (g) issuance of the New Second Lien Convertible Notes.

Effectuating Documents; Further Transactions. On and after the Effective Date, the Reorganized Debtor, and the officers thereof and members of the New Board, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan, or to otherwise comply with applicable law, in the name of and on behalf of the Reorganized Debtor, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

Employment, Retirement, Indemnification and Other Agreements and Employee Compensation Programs.

(a) Employment Agreements. To the extent that the Debtor intends for any employment, severance (change in control), retirement, indemnification or other agreement with its respective active directors, officers, managing members and employees to remain in place after the Effective Date (the terms of which shall be reasonably satisfactory to the Required Consenting Creditors and the Requisite Backstop Parties), the Debtor will list such agreement on the list of “Assumed Executory Contracts and Unexpired Leases” contained in Exhibit 8.1 of the Plan, and such agreement will be assumed as of the Effective Date. If the Debtor does not list such agreement on the list of “Assumed Executory Contracts and Unexpired Leases” contained in Exhibit 8.1, such agreement shall be deemed rejected. The Debtor shall enter into new employment arrangements and/or change in control agreements with the Debtor’s officers who continue to be employed after the Effective Date, as more fully stated on Exhibit 6.16; provided, however, that to enter into or to obtain the benefits of any such employment agreement, such executive officer must contractually waive and release all pre-existing claims, including those arising from pre-existing employment, change in control or other employment-related agreements and/or benefits under certain pre-existing compensation and benefit arrangements. On the Effective Date, the Reorganized Debtor shall adopt, approve, and authorize the new employment arrangement and/or change in control agreement with respect to such officers of the Reorganized Debtor without further action, order, or approval of the New Board.

(b) Employee Compensation Plans. On the Effective Date, the Employee Compensation Plans shall be deemed adopted, approved, and authorized without further action of the Reorganized Debtor or the New Board, and the Reorganized Debtor shall assume any obligations that remain outstanding as of the Effective Date under any of the Employee Compensation Plans, and anything so implemented shall be reasonably satisfactory to the Required Consenting Creditors and the Requisite Backstop Parties on the Effective Date.

(c) Other Incentive Plans and Employee Benefits. Unless otherwise specified in this Plan, and except in connection and not inconsistent with Articles 6.16(a) and 6.16(b), on and after the Effective Date, the Reorganized Debtor shall have the sole discretion to (a) amend, adopt, assume, and/or honor, in the ordinary course of business or as otherwise provided herein, any contracts, agreements, policies, programs, and plans for, among other things, compensation, pursuant to the terms thereof or hereof, including any incentive plan, 401(k) plan, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation benefits, life insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of the Debtor who served in such capacity from and after the Petition Date, and (b) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date.

As of the Effective Date, the Reorganized Debtors shall continue the Pension Plan in accordance with, and subject to, their terms, ERISA, and the Internal Revenue Code, and shall preserve all of their rights thereunder. All Proofs of Claim filed on account of Claims in connection with the termination of the Pension Plan shall be deemed disallowed and expunged as of the Effective Date without any further action of the Debtors or Reorganized Debtors and without any further action, order, or approval of the Bankruptcy Court.

(d) Assumption of Collective Bargaining Agreements. Unless otherwise specified in this Plan, and unless previously assumed by the Debtor, on the Effective Date, the Debtor, pursuant to section 365 of the Bankruptcy Code, shall assume the Collective Bargaining Agreements. Notwithstanding any other provision of this Plan, the cure obligations, if any, related to the assumption of each of the Collective Bargaining Agreements, shall be satisfied by the Reorganized Debtor by payment, in the ordinary course, of all obligations arising under the Collective Bargaining Agreements. All Proofs of Claim filed by any union for amounts due under any collective bargaining agreement shall be considered satisfied by the agreement and obligation to assume and cure in the ordinary course as provided herein.

Preservation Of Causes Of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtor shall retain and may (but are not required to) enforce all rights to commence and pursue any and all Causes of Action that are not released pursuant to Article 11.4 of this Plan, whether arising before or after the Petition Date, including any actions or categories of actions specifically enumerated in Exhibit 6.17, and such Causes of Action shall vest in the Reorganized Debtor as of the Effective Date. The Debtor or the Reorganized Debtor, in its

sole and absolute discretion, shall determine whether to bring, settle, release, compromise, or enforce such Causes of Action (or decline to do any of the foregoing), and shall not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtor or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtor or any successor holding such rights of action. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtor or the Reorganized Debtor will not pursue any and all available Causes of Action against them. The Debtor and the Reorganized Debtor expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or an order of the Bankruptcy Court, the Reorganized Debtor expressly reserves all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or consummation of the Plan; provided, however, solely with respect to Avoidance Actions, only those Avoidance Actions specifically enumerated on Exhibit 6.17 shall vest in the Reorganized Debtor, and all other Avoidance Actions shall be waived.

Reservation of Rights. With respect to any Avoidance Actions that the Debtor abandons in accordance with Article 6.17 of this Plan, the Debtor and the Reorganized Debtor, as applicable, reserve all rights, including the right under section 502(d) of the Bankruptcy Code to use defensively the abandoned avoidance cause of action as a basis to object to all or any part of a claim against any Estate asserted by a creditor which remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.

Exemption from Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment to the fullest extent contemplated by section 1146(a) of the Bankruptcy Code, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

GENERAL UNSECURED CLAIMS — TBD

[The treatment of General Unsecured Claims remains to be determined.]

UNEXPIRED LEASES AND EXECUTORY CONTRACTS

Rejection of Executory Contracts and Unexpired Leases.

(a) Automatic Rejection. Except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such Executory Contract or Unexpired Lease: (a) is listed on the schedule of “Assumed Executory Contracts and Unexpired Leases” contained in Exhibit 8.1 of the Plan; (b) has been previously assumed by the Debtor by Final Order of the Bankruptcy Court or has been assumed by the Debtor by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date; (c) is the subject of a motion to assume or reject pending as of the Effective Date; (d) is an Executory Contract related to any Intercompany Claim; or (e) is otherwise assumed pursuant to the terms herein.

The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Counterparties to Executory Contracts or Unexpired Leases that are deemed rejected as of the Effective Date shall have the right to assert any Claim on account of the rejection of such Executory Contracts or Unexpired Leases, including under section 502(g) of the Bankruptcy Code, subject to compliance with the requirements herein.

(b) Preexisting Obligations to the Debtor Under Executory Contracts and Unexpired Leases. Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtor under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtor expressly reserves and does not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtor or the Reorganized Debtor, as applicable, from counterparties to rejected or repudiated Executory Contracts.

(c) Claims Procedures Related to Rejection of Executory Contracts or Unexpired Leases. Unless otherwise provided by a Bankruptcy Court order, any proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Claims and Solicitation Agent no later than 30 days after the later of the Effective Date or the effective date of rejection. Any proofs of Claim arising from the rejection of the Executory Contracts or Unexpired Leases that are not timely filed shall be disallowed automatically and forever barred, estopped, and enjoined from assertion and shall not be enforceable against the Debtor or the Reorganized Debtor, without the need for any objection by the Reorganized Debtor or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims.

(d) Reservation of Rights. Notwithstanding anything to the contrary herein, prior to the Effective Date, the Debtor may amend its decision with respect to the rejection of any Executory Contract or Unexpired Lease.

Assumption of Executory Contracts and Unexpired Leases. Upon the occurrence of the Effective Date, each Executory Contract or Unexpired Lease listed on the schedule of “Assumed Executory Contracts and Unexpired Leases” in Exhibit 8.1 of the Plan shall be assumed, or assumed and assigned, as applicable, and shall vest in and be fully enforceable by the Reorganized Debtor or its assignee in accordance with its terms, except as modified by the provisions of this Plan or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. With respect to each such Executory Contract and Unexpired Lease listed on the schedule of “Assumed Executory Contracts and Unexpired Leases” in Exhibit 8.1, the Debtor shall have designated a proposed Cure, and the assumption of such Executory Contracts and Unexpired Leases may be conditioned upon the disposition of all issues with respect to such Cure. The Confirmation Order shall constitute an order of the Bankruptcy Court approving any such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

(a) Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated pursuant hereunder.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(b) Proofs of Claim Based on Executory Contracts or Unexpired Leases that Have Been Assumed. Any and all proofs of Claims based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Case, including hereunder, except proofs of Claims asserting Cure amounts, pursuant to the order approving such assumption, including the Confirmation Order, shall be deemed disallowed and expunged from the claims register as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court.

Indemnification Obligations. Each Indemnification Obligation shall be assumed by the Debtor effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such Indemnification Obligation is executory, unless such Indemnification Obligation previously was rejected by the Debtor pursuant to a Bankruptcy Court order, or is the subject of a motion to reject pending on the Effective Date. The Reorganized Debtor reserves the right to honor or reaffirm Indemnification Obligations other than those terminated by a prior or subsequent order of the Bankruptcy Court, whether or not executory, in which case such honoring or reaffirmation shall be in complete satisfaction, discharge, and release of any Claim on account of such Indemnification Obligation. Each Indemnification Obligation that is assumed, deemed assumed, honored, or reaffirmed shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.

Insurance Policies. Each insurance policy shall be assumed by the Debtor (and assigned to the Reorganized Debtor if necessary to continue such policy in full force) effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such insurance policy is executory, unless such insurance policy was previously rejected by the Debtor pursuant to a Bankruptcy Court order, is the subject of a motion to reject pending on the Effective Date, or is rejected pursuant to the Assumption and Rejection Procedures. The Debtor or the Reorganized Debtor, as the case may be, shall maintain D&O Insurance providing coverage for those Indemnitees currently covered by such policies for the remaining term of such policy and shall maintain runoff policies or tail coverage under policies in existence as of the Effective Date for a period of six years after the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such Entities based upon any act or omission related to such Entity’s service with, for, or on behalf of the Debtor in at least the scope and amount as currently maintained by the Debtor.

Cure Procedures and Payments Related to Assumption of Executory Contracts and Unexpired Leases. With respect to each of the Executory Contracts or Unexpired Leases listed on the schedule of “Assumed Executory Contracts and Unexpired Leases,” the Debtor shall have designated a proposed Cure, and the assumption of such Executory Contract or Unexpired Lease shall be conditioned upon the disposition of all issues with respect to Cure. Such Cure shall be satisfied by the Debtor or its assignee, if any, by payment of the Cure in Cash within 30 days following the occurrence of the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as may be ordered by the Bankruptcy Court or agreed upon by the parties to the applicable Executory Contract or Unexpired Lease without any further notice to or action, order, or approval of the Bankruptcy Court. Any provisions or terms of the Executory Contracts or Unexpired Leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure, or by an agreed-upon waiver of Cure. If there is a dispute regarding such Cure, the ability of the Reorganized Debtor or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtor or the Reorganized Debtor, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtor or the Reorganized Debtor, as applicable, reserves the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease is made.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

(a) Cure Notices. Prior to the Confirmation Hearing, and pursuant to the Assumption and Rejection Procedures, the Debtor shall file with the Bankruptcy Court and serve upon counterparties to such Executory Contracts and Unexpired Leases a notice of the proposed assumption that will (i) list the applicable Cure, if any, (ii) describe the procedures for filing objections to the proposed assumption or assumption and assignment of the applicable Executory Contract or Unexpired Lease, (iii) describe the procedures for filing objections to the proposed Cure of the applicable Executory Contract or Unexpired Lease, and (iv) explain the process by which related disputes will be resolved by the Bankruptcy Court. If no objection is timely received, (x) the non-Debtor party to the Assumed Contract shall be deemed to have consented to the assumption of the applicable Executory Contract or Unexpired Lease and shall be forever barred from asserting any objection with regard to such assumption, and (y) the proposed Cure Amount shall be controlling, notwithstanding anything to the contrary in any applicable Executory Contract or Unexpired Lease or other document as of the date of the filing of the Plan, and the non-Debtor party to an applicable Executory Contract or Unexpired Lease shall be deemed to have consented to the Cure Amount and shall be forever barred from asserting, collecting, or seeking to collect any additional amounts relating thereto against the Debtor or the Reorganized Debtor, or the property of any of them. All proposed Cure obligations must be reasonably acceptable to the Required Consenting Creditors and the Requisite Backstop Parties.

(b) Cure Objections. If a proper and timely objection to the Cure Notice or proposed Cure was filed by the Cure Objection Deadline, the Cure shall be equal to (i) the amount agreed to between the Debtor or Reorganized Debtor and the applicable counterparty, or, (ii) to the extent the Debtor or Reorganized Debtor and counterparty do not reach an agreement regarding any Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. Objections, if any, to the proposed assumption and/or Cure must be in writing, filed with the Bankruptcy Court and served in hard-copy form so that they are actually received by the Cure Objection Deadline.

(c) Hearing with Respect to Objections. If an objection to the proposed assumption and/or to the Cure is timely filed and received in accordance with the procedures set forth in Article 8.5(b), and the parties do not reach a consensual resolution of such objection, a hearing with respect to such objection shall be held at the Confirmation Hearing (or at any later hearing scheduled by the Debtor or the Reorganized Debtor). Objections to the proposed Cure Amount or assumption of an Executory Contract or Unexpired Lease will not be treated as objections to confirmation of the Plan.

(d) Reservation of Rights. Notwithstanding anything to the contrary herein, prior to the Effective Date, the Debtor may amend its decision with respect to the assumption of any Executory Contract or Unexpired Lease and provide a new notice amending the information provided in the applicable notice, subject to the Assumption and Rejection Procedures. In the case of an Executory Contract or Unexpired Lease designated for assumption that is the subject of a Cure Objection which has not been resolved prior to the Effective Date, the Debtor may designate such Executory Contract or Unexpired Lease for rejection at any time prior to the payment of the Cure.

Contracts, Intercompany Contracts, and Leases Entered into After the Petition Date. Contracts and leases entered into after the Petition Date by the Debtor, and any Executory Contracts and Unexpired Leases assumed by the Debtor, may be performed by the Reorganized Debtor in the ordinary course of business and in accordance with the terms of such Executory Contract or Unexpired Lease.

General Reservation of Rights. Neither the exclusion nor inclusion of any contract or lease on Exhibit 8.1 of the Plan, in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtor that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtor, or any of its Affiliates, has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtor or the Reorganized Debtor, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

Determination Of Claims and Interests. After the Effective Date, the Reorganized Debtor shall have and retain any and all rights and defenses the Debtor had with respect to any Claim or Interest immediately prior to the Effective Date, including the Causes of Action retained pursuant to Article 5.16, except with respect to any Claim or Interest deemed Allowed under the Plan.

Except as expressly provided in the Plan or in any order entered in the Chapter 11 Case prior to the effective Date (including the Confirmation Order), no Claim or Interest shall become an Allowed Claim or Interest unless and until such Claim or Interest is deemed Allowed or the Bankruptcy Court has entered a Final Order, including the Confirmation Order, in the Chapter 11 Case allowing such Claim or Interest. All settled claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court, pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties. For the avoidance of doubt, any Claim determined and liquidated pursuant to (a) an order of the Bankruptcy Court or (b) applicable non-bankruptcy law (which determination has not been stayed, reversed, or amended and as to which determination (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with this Plan.

Nothing contained in this Article 9.1 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtor or the Reorganized Debtor may have against any Entity in connection with or arising out of any Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

Claims Administration Responsibility. Except as otherwise specifically provided for in the Plan, after the Effective Date, the Reorganized Debtor shall retain responsibility for (a) administering, disputing, objecting to, compromising, or otherwise resolving all Claims against, and Interests in, the Debtor, including, without limitations, (i) filing, withdrawing, or litigating to judgment objections to Claims or Interests, (ii) settling or compromising any Disputed Claim without any further notice to or action, order , or approval by the Bankruptcy Court, and (iii) administering and adjusting the claims register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court, and (b) making distributions (if any) with respect to all Claims and Interests.

Objections to Claims. Unless otherwise extended by the Bankruptcy Court, any objections to Claims (other than Administrative Claims) shall be served and filed on or before the Claims Objection Deadline (or such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtor without further notice to parties-in-interest). Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Holder of the Claim if the Debtor or the Reorganized Debtor effect service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, (b) to the extent counsel for a Holder of a Claim or Interest is unknown, by first class mail, postage prepaid, on the signatory on the proof of Claim or other representative identified on the proof of Claim or any attachment thereto (or at the last known addresses of such Holders of Claims if no proof of Claim is filed or if the Debtor has been notified in writing of a change of address), or (c) by first class mail, postage prepaid, on any counsel that has appeared on behalf of the Holder of the Claim in the Chapter 11 Case and has not withdrawn such appearance.

Disallowance of Claims. EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO, OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT.

Nothing herein shall in any way alter, impair, or abridge the legal effect of the Bar Date Order, or the rights of the Debtor, the Reorganized Debtor, or other parties-in-interest to object to Claims on the grounds that they are time barred or otherwise subject to disallowance or modification.

All Claims of any Entity from which property is sought by the Debtor under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtor or the Reorganized Debtor allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if (a) the Entity, on the one hand, and the Debtor or the Reorganized Debtor, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

Estimation of Claims. Before or after the Effective Date, the Debtor or the Reorganized Debtor, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate a Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Disputed Claim, including during the litigation of any objection to any Disputed Claim or during the pendency of any appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Disputed Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

No Interest on Disputed Claims. Unless otherwise specifically provided for in this Plan or as otherwise required by section 506(b) of the Bankruptcy Code, postpetition interest shall not accrue or be paid on Claims or Interests, and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim or Interest. Additionally, and without limiting the foregoing, unless otherwise specifically provided for in this Plan or as otherwise required by section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made, when and if such Disputed Claim becomes an Allowed Claim.

Amendments to Claims. On or after the Effective Date, except as otherwise provided herein, a Claim may not be filed or amended without the authorization of the Bankruptcy Court or the Reorganized Debtor, and, to the extent such authorization is not received, any such new or amended Claim filed shall be deemed Disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court.

PROVISIONS GOVERNING DISTRIBUTIONS

Time of Distributions. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under this Plan shall be made on the later of (a) Distribution Date or (b) on the first Periodic Distribution Date that is at least 30 days after a Claim becomes Allowed; provided, however, that the Debtor may, in its sole discretion, make one-time distributions on a date that is not a Periodic Distribution Date.

Distribution Agent. The Distribution Agent shall make all distributions required under this Plan except (a) as set forth in Article 10.4 below and (b) with respect to any Holder of a Claim whose Claim is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the appropriate Servicer, as applicable, who shall deliver such distributions to the Holders of Claims in accordance with the provisions of this Plan and the terms of any governing agreement.

Currency. Except as otherwise Provided in the Plan or Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate as of Effective Date at 4:00 p.m. prevailing Eastern Time, mid-range spot rate of exchange for the applicable currency as published in the next The Wall Street Journal, National Edition following the Effective Date.

Distributions on Account of Claims Allowed as of the Effective Date.

(a) Delivery of Distributions in General. Except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the relevant parties, the Distribution Agent shall make initial distributions under the Plan on account of Allowed Claims on Distribution Date, subject to the Reorganized Debtor’s right to object to Claims; provided, however, that (i) Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case or assumed by the Debtor prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (ii) Allowed Priority Tax Claims shall be paid in full in Cash on the Distribution Date or in installment payments over a period not more than five years after the Petition Date pursuant to section 1129(a)(c) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtor and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

(b) Delivery of Distributions to Servicers. In the case of a Holders of Claims whose Claims are governed by an agreement and administered by a Servicer, the respective Servicer shall be deemed to be the Holder of such Claims for purposes of distributions to be made hereunder. The Distribution Agent shall make all distributions on account of such Claims to the Servicers or as directed by the Servicers, in the Servicers’ sole discretion. The Servicers shall hold or direct such distributions for the benefit of Holders of such Allowed Claims, as applicable; provided, however, the Servicer shall retain all rights under its respective agreement in connection with delivery of distributions to Claim Holders; and provided further, however, that the Debtor’s obligations to make distributions in accordance with Article X shall be deemed satisfied upon delivery of distributions to each Servicer or the entity or entities designated by the Servicers.

(c) Fees and Expenses of Servicers. The Reorganized Debtor shall reimburse in Cash any Servicer for reasonable and necessary services performed by it (including reasonable attorneys’ fees and documented out-of-pocket expenses) in connection with the making of distributions under this Plan to Holders of Allowed Claims and the Servicer’s further performance of its duties under the Indentures until all such Allowed Claims are paid in full and a Final Decree is entered, without the need for the filing of an application with the Bankruptcy Court or approval by the Bankruptcy Court. To the extent that there are any disputes that the reviewing parties are unable to resolve with the Servicers, the reviewing parties shall report to the Bankruptcy Court as to whether there are any unresolved disputes regarding the reasonableness of the Servicers’ (and their attorneys’) fees and expenses. Any such unresolved disputes may be submitted to the Bankruptcy Court for resolution.

Distributions on Account of Claims Allowed After the Effective Date.

(a) No Distributions Pending Allowance. No payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order of the Bankruptcy Court, and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.

(b) Distributions After Allowance. Payments and distributions to each respective Holder of a Claim on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, shall be made in accordance with provisions of this Plan that govern distributions to such Holder of a Claim. On the first Periodic Distribution Date that is at least 30 days following the date when a Disputed Claim becomes an Allowed Claim, the Distribution Agent shall distribute to the Holder of such Allowed Claim the distribution that such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest unless required under applicable bankruptcy law; provided, however, (i) Disputed Claims that are Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case or assumed by the Debtor on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (ii) Disputed Claims that are Allowed Priority Tax Claims after the Effective Date shall be paid in full in Cash on the Periodic Distribution Date that is at least 30 days after the Disputed Claim becomes an Allowed Claim or over a five-year period as provided in section 1129(a)(9)(C) of the Bankruptcy Code with annual interest provided by applicable non-bankruptcy law.

(c) Special Rules for Distributions to Holders of Disputed Claims. Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. All distributions made pursuant to the Plan on account of a Disputed Claim that is deemed an Allowed Claim by the Bankruptcy Court shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Holders of Allowed Claims included in the applicable Class; provided, however, that no interest shall be paid on account to such Allowed Claims unless required under applicable bankruptcy law.

Delivery Of Distributions.

(a) Record Date for Distributions. On the Distribution Record Date, the claims register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record Holders listed on the claims register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate is transferred less than 20 days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b) Allowed Claims. Distributions to Holders of Allowed Claims shall be made by the Distribution Agent or the appropriate Servicer (i) at the addresses set forth on the proofs of claim filed by such Holders of Claims (or at the last known addresses of such Holders of Claims if no proof of Claim is filed or if the Debtor has been notified in writing of a change of address), (ii) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related proof of Claim, (iii) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address, or (iv) in the case of a Holder of a Claim whose Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer. The Debtor, the Reorganized Debtor, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan.

(c) Undeliverable Distributions. If any distribution to a Holder of a Claim is returned as undeliverable, no further distributions to such Holder of such Claim shall be made unless and until the Distribution Agent or the appropriate Servicer is notified of then-current address of such Holder of the Claim, at which time all missed distributions shall be made to such Holder of the Claim without interest, dividends, or accruals of any kind on the next Periodic Distribution Date. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtor until such distributions are claimed.

(d) Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after such distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revert to and vest in the Reorganized Debtor free of any restrictions thereon, and to the extent such Unclaimed Distribution is New Exide Common Stock, shall be deemed cancelled. Upon vesting, the Claim of any Holder or successor to such Holder with respect to such property shall be cancelled, discharged and forever barred, notwithstanding federal or state escheat, abandoned, or unclaimed property laws to the contrary. The provisions of the Plan regarding undeliverable distributions and Unclaimed Distributions shall apply with equal force to distributions that are issued by the Debtor, the Reorganized Debtor, or the Distribution Agent made pursuant to any indenture or Certificate (but only with respect to the initial distribution by the Servicer to Holders that are entitled to be recognized under the relevant indenture or Certificate and not with respect to Entities to whom those recognized Holders distribute), notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned, or unclaimed property law.

(e) De Minimis Distributions. Notwithstanding any other provision of the Plan to the contrary, the Reorganized Debtor, the Distribution Agent, and any Servicer shall not be required to make a distribution on account of an Allowed Claim if (i) the aggregate amount of all distributions authorized to be made on the Periodic Distribution Date in question is or has a value less than $250,0000; provided that the Reorganized Debtor shall make, or cause to be made, a distribution on a Periodic Distribution Date of less than $250,000 if the Debtor expects that such Periodic Distribution Date shall be the final Periodic Distribution Date; or (ii) the amount to be distributed to the specific Holder of the Allowed Claim on the particular Periodic Distribution Date does not both (x) constitute a final distribution to such Holder and (y) have a value of at least $50.00.

(f) Fractional Distributions. Notwithstanding any other provision of the Plan to the contrary, the Reorganized Debtor, the Distribution Agent, and any Servicer shall not be required to make partial distributions or distributions of fractional shares of New Exide Common Stock or distributions or payments of fractions of dollars. Whenever any payment or distribution of a fractional share of New Exide Common Stock under the Plan would otherwise be called for, such fraction shall be deemed zero. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

Accrual of Dividends and Other Rights. For purposes of determining the accrual of dividends or other rights after the Effective Date, New common Stock shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed; provided, however, the Reorganized Debtor shall not pay any such dividends or distribute such other rights, if any, until after distributions of New Exide Common Stock actually take place.

Surrender of Securities or Instruments. As soon as practicable after the Effective Date, each Senior Secured Noteholder and Subordinated Noteholder shall surrender its note(s) to the relevant Indenture Trustee, or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtor shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Indenture Trustees. No distributions under the Plan shall be made for or on behalf of such Holder unless and until such note(s) is received by the Indenture Trustees or the loss, theft or destruction of such note(s) is established to the reasonable satisfaction of the applicable Indenture Trustee, which satisfaction may require such Holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtor, the Reorganized Debtor, and the Indenture Trustees, harmless in respect of such note and distributions made thereof. Upon compliance with this Article 10.8 by a Senior Secured Noteholder or Subordinated Noteholder, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such Claim. Any Holder that fails to surrender such Senior Note or Subordinated Note or satisfactorily explain its non-availability to the applicable Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtor, the Reorganized Debtor (or their property), or the Indenture Trustees in respect of such Claim and shall not participate in any distribution under the Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the applicable Indenture Trustee, and any such security shall be cancelled. Notwithstanding the foregoing, if the record Holder of a Senior Note Claim or a Subordinated Note Claim is DTCC or its nominee or such other securities depository or custodian thereof, or if an Senior Notes Claim or Subordinated Notes Claim is held in book-entry or electronic form pursuant to a global security held by DTCC or such other securities depository or custodian thereof, then the beneficial Holder of such an Allowed Senior Notes Claim or Allowed Subordinated Notes Claim shall be deemed to have surrendered such Holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTCC or such other securities depository or custodian thereof.

Compliance Matters. In connection with the Plan, to the extent applicable, the Reorganized Debtor and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtor and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtor reserves the right to allocated all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

Claims Paid or Payable by Third Parties.

(a) Claims Paid by Third Parties. The Claims and Solicitation Agent shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not the Debtor or the Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtor or the Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b) Claims Payable by Insurance Carriers. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtor’s insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtor’s insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the claims register by the Claims and Solicitation Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c) Applicability of Insurance Policies. Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtor or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Setoffs. Except as otherwise expressly provided for in the Plan and except with respect to any Senior Notes Claim (including any Senior Notes Deficiency Claim and Senior Notes Secured Claim) and any distribution on account thereof, the Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that the Debtor or the Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Reorganized Debtor of any such Claims, rights, and Causes of Action that the Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtor or the Reorganized Debtor, as applicable, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

Vesting of Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estate (including Causes of Action, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall vest in the Reorganized Debtor which, as Debtor, owned such property or interest in property as of the Effective Date, free and clear of all Claims, Liens, charges, encumbrances, rights, and Interests. As of and following the Effective Date, the Reorganized Debtor may operate its business and use, acquire, and dispose of property and settle and compromise Claims, Interests, or Causes of Action without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan or the Confirmation Order.

Discharge of the Debtor. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or the Confirmation Order, and effective as of the Effective Date: (a) the distributions and rights that are provided in this Plan, if any, and the treatment of all Claims and Interests shall be exchange for and in complete satisfaction, discharge, and release of all Claims and Causes of Action, whether known or unknown, including any interest accrued on such Claims from and after the Petition Date, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (iii) the Holder of such a Claim, right, or Interest accepted this Plan; (b) the Plan shall bind all Holders of Claims and Interests notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtor’s liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtor, the Debtor’s Estate, the Reorganized Debtor, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtor, subject to the occurrence of the Effective Date.

Compromises and Settlements. In accordance with Article 9.2 of this Plan, pursuant to Bankruptcy Rule 9019(a), the Debtor may compromise and settle various (a) Claims or Interests and (b) Causes of Action that the Debtor has against other Entities up to and including the Effective Date. After the Effective Date, any such right shall pass to the Reorganized Debtor as contemplated in Article 11.1 of this Plan, without the need for further approval of the Bankruptcy Court. Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan or any distribution to be made on account of an Allowed Claim, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtor, its Estate, and Holders of Claims and Interests, and is fair, equitable, and reasonable.

Release by Debtor. Pursuant to section 1123(b) of the Bankruptcy Code, as of the Effective Date, the Debtor and its Estate, the Reorganized Debtor, and each of their respective current and former Affiliates, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtor, the Debtor’s restructuring, the Chapter 11 Case, the DIP Facility, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, including (without limitation) any tender rights provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Support Agreement, the Backstop Commitment Agreement, the Plan Supplement, the Exit Financing, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. For the avoidance of doubt, nothing in this paragraph shall in any way affect the operation of Article 11.1 of the Plan, pursuant to section 1141(d) of the Bankruptcy Code.

Release by Holders of Claims and Interests. As of the Effective Date, the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Debtor, the Reorganized Debtor, its Estate, non-Debtor Affiliates, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtor, the Debtor’s restructuring, the Chapter 11 Case, the DIP Facility, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, including (without limitation) any tender rights provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Support Agreement, the Backstop Commitment Agreement, the Plan Supplement, the Exit Financing, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the

Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. For the avoidance of doubt, nothing in this paragraph shall in any way affect the operation of Article 11.1 of the Plan, pursuant to section 1141(d) of the Bankruptcy Code.

Exculpation and Limitation of Liability. Subject to Article 11.7 of this Plan, the Exculpated Parties shall neither have, nor incur any liability to any Entity for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the New Exide Common Stock pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violations of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Exclusions and Limitations on Exculpation, Indemnification, and Releases. Notwithstanding anything in this Plan to the contrary, no provision of this Plan or the Confirmation Order, including, without limitation, any exculpation, indemnification, or release provision, shall modify, release, or otherwise limit the liability of any Entity not specifically released hereunder, including, without limitation, any Entity who is a co-obligor or joint tortfeasor of a Released Party or who is otherwise liable under theories of vicarious or other derivative liability.

Injunction. Subject to Article 11.7 of this Plan, the satisfaction, release, and discharge pursuant to this Article XI shall act as an injunction against any Entity commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim, Interest, or Cause of Action satisfied, released or to be released, exculpated or to be exculpated, or discharged under this Plan or pursuant to the Confirmation Order to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

Subordination Rights.

(a) The allowance, classification and treatment of all Allowed Claims and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise and all Claims and all rights and claims between or among Holders of Claims relating in any manner whatsoever to distributions on account of Claims or Interests, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to Holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Holder of a Claim by reason of any subordination rights or otherwise, so that each Holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

(b) Except as otherwise provided in the Plan (including any Plan Exhibits) or the Confirmation Order, the right of the Debtor or the Reorganized Debtor to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or Interest at any time shall be modified to reflect such subordination; provided, however, that the Debtor and the Reorganized Debtor shall not seek subordination of any DIP Facility Claim or Senior Notes Claim, and such Claims are Allowed in full and not subject to any subordination of any kind. Unless the Plan (including Plan Exhibits) or the Confirmation Order otherwise provide, no distributions shall be made on account of a Claim subordinated pursuant to this Article 11.9(b) unless ordered by the Bankruptcy Court.

Protection Against Discriminatory Treatment. Consistent with section 525 of the Bankruptcy Code and paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against the Reorganized Debtor or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtor, or another entity with whom such the Reorganized Debtor has been associated, solely because the Debtor has been a debtor under chapter 11, has been insolvent before the commencement of the Chapter 11 Case (or during the Chapter 11 Case but before the Debtor is granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Case.

Recoupment. In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtor or the Reorganized Debtor, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtor on or before the Confirmation Date, notwithstanding any indication in any proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

Release of Liens. Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estate shall be fully released, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

Reimbursement or Contribution. If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever Disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the

Effective Date (1) such Claim has been adjudicated as noncontingent or (2) the relevant Holder of a Claim has filed a noncontingent proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

CONDITIONS PRECEDENT

Conditions to the Effective Date of the Plan. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 12.3 of this Plan, and each of which must be reasonably satisfactory to the Required Consenting Creditors and the Requisite Backstop Parties:

(a) the Plan and Plan Transaction Documents shall be in a form and substance consistent in all material respects with the Plan Support Agreement;

(b) the Bankruptcy Court shall have entered the Disclosure Statement Order, and such order shall be a Final Order;

(c) the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent in all material respects with the Plan Support Agreement, and such order shall be a Final Order;

(d) the Bankruptcy Court shall have entered the Plan Support Agreement Approval Order and the Plan Support Agreement shall not have been terminated by any of the parties thereto, and no defaults or termination events thereunder shall exist;

(e) the Bankruptcy Court shall have entered the Rights Offering Procedures Order, and the Rights Offering shall have been consummated in all material respects in accordance with the Rights Offering Procedures Order and the Backstop Commitment Agreement, and no defaults or termination events thereunder shall exist;

(f) the Bankruptcy Court shall have entered the Backstop Commitment Agreement Approval Order and the Backstop Commitment Agreement shall not have been terminated pursuant to its terms;

(g) Exide (i) shall have obtained the Exit Financing, (ii) shall have executed and delivered the documentation governing the Exit Financing, which Exit Financing shall close substantially contemporaneously prior to or on the Effective Date, and (iii) all conditions to effectiveness of the Exit Financing (other than any required receipt of equity funding) shall have been satisfied or waived (or will be satisfied and waived substantially concurrently with the occurrence of the Effective Date).

(h) the organizational documents of Reorganized Debtor and as otherwise required as part of the Restructuring Transactions, in form and substance reasonably acceptable to the Debtor, the Required Consenting Creditors and the Required Backstop Parties, shall have been adopted and (where required by applicable law) filed with the applicable authorities of the relevant jurisdictions of organization and shall have become effective in accordance with such jurisdiction’s corporation or limited liability company laws;

(i) all authorizations, consent, certifications, approvals, rulings, no action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on the Reorganized Debtor;

(j) the New Board and senior management shall have been selected and shall agree to serve in such capacity, and the New Board and senior management and shall be satisfactory to the majority of the Backstop Commitment Parties and the Holders of DIP Term Loan Claims that participate in the DIP / Second Lien Conversion;

(k) all other documents and agreements necessary to implement the Plan on the Effective Date, in form and substance acceptable to the Debtor, the Required Consenting Creditors and the Required Backstop Parties, to the extent required herein, the Plan Support Agreement or the Backstop Commitment Agreement, and shall have been executed and delivered and all other actions required to be taken in connection with the Effective Date shall have occurred;

(l) all statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full; and

(m) all fees and obligations then due and payable pursuant to paragraphs 15(c) and (d) of the DIP Facility Order shall have been paid and satisfied in full.

Failure of Conditions Precedent Upon a Sale. If the Debtor pursues or consummates a sale of some, all, or substantially all of its assets, the conditions precedent to this Plan are deemed incapable of being satisfied and the Effective Date of the Plan shall not occur.

Waiver of Conditions Precedent. The conditions set forth in Article 12.1 of this Plan may be waived, in whole or in part, by the Debtor, the Consenting Creditors, and the Requisite Backstop Parties without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing.

Notice of Effective Date. The Debtor shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date reasonably satisfactory to the Required Consenting Creditors and the Requisite Backstop Parties with a reasonable period of time after the conditions in Article 12.1 of this Plan have been satisfied or waived pursuant to Article 12.3 of this Plan.

Effect of Non-Occurrence of Conditions to Consummation. If prior to consummation of the Plan, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of the Debtor or any other Entity, or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtor or any other Entity.

RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan, including jurisdiction to:

(a) resolve any matters related to Executory Contracts and Unexpired Leases, including: (i) the assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases to which the Debtor is a party or with respect to which the Debtor may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iii) the Reorganized Debtor’s amendment, modification, or supplement after the Effective Date, pursuant to Article VIII of the Plan, of the lists of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (iv) any dispute regarding whether a contract or lease is or was executory or expired;

(b) adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Case, this Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

(c) ensure that distributions to Holders of Allowed Claims are accomplished as provided herein and adjudicate any and all disputes arising from or relating to distributions under the Plan;

(d) allow in whole or in part, disallow in whole or in part, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including hearing and determining any and all objections to the allowance or estimation of Claims or Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and the resolution of request for payment of any Administrative Claim;

(e) hear and determine or resolve any and all matters related to Causes of Action;

(f) enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, and/or vacated;

(g) issue and implement orders in aid of execution, implementation, or consummation of this Plan;

(h) consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i) hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under this Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

(j) determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation and reimbursement of expenses of parties entitled thereto;

(k) adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(l) hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan and disputes arising in connection with any Entity’s obligations incurred in connection with the Plan;

(m) hear and determine all suits or adversary proceedings to recover assets of any of the Debtor and property of its Estate, wherever located;

(n) hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o) resolve any matters relating to the pre- and post-confirmation sales of the Debtor’s assets;

(p) grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(q) hear any other matter not inconsistent with the Bankruptcy Code;

(r) hear and determine all disputes involving the existence, nature or scope of the Debtor’s discharge;

(s) enter a Final Decree closing the Chapter 11 Case;

(t) enforce all orders previously entered by the Bankruptcy Court;

(u) hear and determine all matters relating to any Section 510(b) Claim; and

(v) hear and determine all matters arising in connection with the interpretation, implementation, or enforcement of the Backstop Commitment Agreement.

From the Confirmation Date through the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date; provided, however, that the Bankruptcy Court shall not have nor retain exclusive jurisdiction over any post-Effective Date agreement, including but not limited to any of the Exit Financing Commitment Agreements, the New First Lien High Yield Notes, and the New Second Lien Convertible Notes. Nothing contained herein shall be construed to increase, decrease or otherwise modify the independence, sovereignty or jurisdiction of the Bankruptcy Court.

MISCELLANEOUS PROVISIONS

Binding Effect. Upon the Effective Date, this Plan shall be binding upon and inure to the benefit of the Debtor, the Reorganized Debtor, all current and former Holders of Claims, all current and former Holders of Interests, and all other parties-in-interest and their respective heirs, successors, and assigns.

Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as of the entry of the Confirmation Order as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. The Reorganized Debtor shall continue to pay fees pursuant to section 1930 of title 28 of the United States Code until the Chapter 11 Case is closed by entry of the Final Decree.

Payment of Certain Additional Professional Fees. To the extent not paid prior to the Effective Date, the Reorganized Debtor shall pay all obligations required to be paid under paragraphs 15(c) and (d) of the DIP Facility Order in Cash until such obligations are satisfied in full.

Modification and Amendments. Subject to the terms and conditions of the Plan Support Agreement, the Debtor may alter, amend, or modify this Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of this Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtor may, with consent of the Required Consenting Creditors and the Requisite Backstop Parties, not to unreasonably be withheld, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan.

Confirmation of the Plan. The Debtor requests Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtor reserves the right to amend the Plan to any extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

Additional Documents. On or before the Effective Date, in each case subject to the terms of the Plan Support Agreement, the Debtor may file with the Bankruptcy Court such agreements or other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtor or the Reorganized Debtor, as applicable, and Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provision and intent of the Plan.

Withholding and Reporting Requirements. In connection with this Plan and all instruments issued in connection therewith and distributions thereunder, the Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

Dissolution of Creditors’ Committee. Effective on the Confirmation Date, the Creditors’ Committee shall dissolve automatically, whereupon their members, professionals, and agents shall be released from any further duties, responsibilities, and liabilities in the Chapter 11 Case and under the Bankruptcy Code, provided that obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Case shall remain in full force and effect according to their terms. The Creditors’ Committee may make applications for Professional Claims. The Professionals retained by the Creditors’ Committee and jointly by the Creditors’ Committee and the Debtor and the respective members of the Creditors’ Committee shall not be entitled to compensation and reimbursement of expenses for services rendered after the Confirmation Date, provided, however, notwithstanding the foregoing, the Professionals retained by the Creditors’ Committee shall be entitled to submit invoices for compensation and reimbursement of expenses for time spent with respect to applications for the allowance of compensation and reimbursement of expenses filed after the Confirmation Date.

Revocation, Withdrawal, or Non-Consummation.

(a) Right to Revoke or Withdraw. Subject to the terms and conditions of the Plan Support Agreement, the Debtor reserves the right to revoke or withdraw this Plan at any time prior to the Effective Date and file subsequent chapter 11 plans.

(b) Effect of Withdrawal, Revocation, or Non-Consummation. If the Debtor revokes or withdraws this Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan, any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims or the allocation of the distributions to be made hereunder), the assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be null and void in all respects. In such event, nothing contained herein or in the Disclosure Statement, and no acts taken in preparation for consummation of this Plan, shall be deemed to constitute a waiver or release of any Claims, Interests, or Causes of Action by or against the Debtor or any other Entity, to prejudice in any manner the rights of the Debtor, the Holder of a Claim or Interest, or any Entity in any further proceedings involving the Debtor, or to constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtor or any other Entity.

Notices. After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtor shall be served on:

If to the Debtor:

Exide Technologies

13000 Deerfield Parkway, Building 200

Milton, Georgia 30004

Att’n:  Barbara Hatcher

            Executive Vice President and General Counsel

            Brad Kalter, Vice President, Deputy General Counsel and Corporate

            Secretary

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square New York,

New York 10036

Att’n:  Kenneth S. Ziman

            J. Eric Ivester

– and –

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive, Suite 2700

Chicago, Illinois 60606

Att’n:  James J. Mazza, Jr.

– and –

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899

Att’n:   Anthony W. Clark

             Kristhy M. Peguero

If to the DIP Agent:

Davis Polk &Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Att’n:   Damian S. Schaible

– and –

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Att’n:   Mark D. Collins, Esq.

If to the Senior Secured Notes Indenture Trustee:

Wells Fargo Bank, N.A.

150 East 42nd Street, 40th Floor

New York, New York 10017

Att’n:   James R. Lewis

– and –

Foley & Lardner LLP

321 North Clark Street, Suite 2800

Chicago, Illinois 60654

Att’n:   Mark F. Hebbeln

             Harold L. Kaplan

If to the Unofficial Noteholder Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Att’n:   Alan W. Kornberg and Alice Belisle Eaton

– and –

Young Conaway Stargatt & Taylor, LLP

Rodney Square, 1000 King Street

Wilmington, Delaware 19801

Att’n:   Pauline K. Morgan

If to the Office of the United States Trustee:

Office of the United States Trustee for the District of Delaware

Room 2207, Lockbox 35

844 North King Street

Wilmington, Delaware 19801

Att’n:   Mark S. Kenney

If to the Creditors’ Committee:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey 07068

Att’n:   Kenneth A. Rosen

             Sharon L. Levine

– and –

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Att’n:   Gerald C. Bender

– and –

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street, Suite 1600

Wilmington, Delaware 19801

Att’n:   Robert J. Dehney

            Eric Schwartz

Term of Injunctions or Stays. Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York shall govern the construction and implementation of this Plan, any agreements, documents, and instruments executed in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreements shall control). Corporate governance matters shall be governed by the laws of the state of incorporation of the Reorganized Debtor.

Entire Agreement. Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

Severability. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, that any such revision, amendment, or modification must be consistent with the Plan Support Agreement and cannot effect an Economic Change (as such term is defined in the Plan Support Agreement). Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the Debtor’s consent, and (c) nonseverable and mutually dependent.

No Waiver or Estoppel. Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtor and/or their counsel, the Creditors’ Committee and/or its counsel, or any other party, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court.

Conflicts. In the event that the provisions of the Disclosure Statement and the provisions of the Plan conflict, the terms of this Plan shall govern.

Dated: November 17, 2014

EXIDE TECHNOLOGIES

By:	/s/ Ed Mosley
Ed Mosley Chief Restructuring Officer